UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_____________________________________________________________________________________
Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
_____________________________________________________________________________________
PagerDuty, Inc.
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Stockholder,

We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of PagerDuty, Inc. (“PagerDuty” or the “Company”), to be held on Wednesday, June 15, 2022, at 4:00 p.m. Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PD2022 (please have your notice or proxy card in hand when you visit the website). You will not be able to attend the Annual Meeting in person.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by phone or by mail.

On behalf of the Company's Board of Directors, thank you for your support of and interest in PagerDuty.

Sincerely,
Jennifer Tejada
CEO and Chair of the Board of Directors

PAGERDUTY, INC.
600 Townsend St., Suite 200
San Francisco, California 94103
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	June 15, 2022 at 4:00 p.m. Pacific Time
Place	The Annual Meeting will be conducted virtually via live audio webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PD2022.
Items of Business
1.To elect the Board of Directors’ nominees, Elena Gomez, Zachary Nelson and Bonita Stewart, as Class III directors to hold office until the 2025 Annual Meeting of Stockholders.
2.To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending January 31, 2023.
3.To conduct an advisory, non-binding vote to approve the compensation of our named executive officers.
4.To conduct any other business properly brought before the meeting.

Record Date	April 19, 2022 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the virtual Annual Meeting and to vote your shares at the Annual Meeting. The Proxy Statement explains proxy voting and the matters to be voted on in more detail.

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting to be Held on June 15, 2022. Our proxy materials, including the Proxy Statement and Annual Report to Stockholders, are being made available on or about May 3, 2022 at the following website: www.proxyvote.com, as well as on our investor relations webpage at https://investor.pagerduty.com in the “Financials” section under “SEC Filings.” We are providing access to our proxy materials over the Internet under the rules adopted by the U.S. Securities and Exchange Commission.
By Order of the Board of Directors,
Irving Gomez
VP, Assistant Secretary
San Francisco, California
May 3, 2022
Your vote is important. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about May 3, 2022.

PAGERDUTY, INC.
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

PAGERDUTY, INC.
600 Townsend St., Suite 200
San Francisco, California 94103
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement (this “Proxy Statement”) and form of proxy are being provided to you in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on June 15, 2022 at 4:00 p.m. Pacific Time, via live audio webcast at www.virtualshareholdermeeting.com/PD2022. Stockholders of record as of April 19, 2022 (the “Record Date”) are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.
The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 (the “Annual Report”) is first being mailed on or about May 3, 2022 to all stockholders entitled to vote at the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this Proxy Statement. Please read the entire Proxy Statement carefully before voting your shares.
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Our Board is providing these proxy materials to you in connection with our Board’s solicitation of proxies for use at the Annual Meeting, which will take place on June 15, 2022. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
All stockholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our Annual Report, as filed with the Securities and Exchange Commission (the “SEC”) beginning on May 3, 2022. The Notice includes information on how to access the proxy materials, how to submit your vote over the Internet or by phone, or how to request a paper copy of the proxy materials. This Proxy Statement and the Annual Report are available at www.proxyvote.com. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.
Who can vote at the annual meeting?
Holders of our common stock at the close of business on April 19, 2022, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 87,728,568 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer and Trust Company, LLC, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.

Do I have to do anything in advance if I plan to attend the Annual Meeting?
The Annual Meeting will be a virtual meeting of stockholders, which will be conducted via live audio webcast. You are entitled to participate in the Annual Meeting only if you were a holder of our common stock as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting.
You will be able to attend the Annual Meeting and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PD2022. You also will be able to vote your shares electronically at the Annual Meeting.
To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The live audio webcast will begin promptly at 4:00 p.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 3:45 p.m. Pacific Time, and you should allow ample time for the check-in procedures.
How can I get help if I have trouble checking in or listening to the meeting online?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
What am I voting on?
There are three matters scheduled for a vote:
•Election of three Class III directors (Proposal 1);
•Ratification of selection of Ernst & Young LLP by the Audit Committee of the Board as independent registered public accounting firm of the Company for its fiscal year ending January 31, 2023 (Proposal 2); and
•An advisory, non-binding vote to approve the compensation of our named executive officers (Proposal 3).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote and what are the voting deadlines?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:
•You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on June 14, 2022 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.
•You may vote by telephone. To vote by telephone, dial 1-800-690-6903 (the call is toll-free in the United States and Canada; toll charges apply to calls from other countries) and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 14, 2022 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.
•You may vote by mail. To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the envelope provided so that it is received no later than June 14, 2022. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.
•You may vote at the Annual Meeting. To vote at the Annual Meeting, following the instructions at www.virtualshareholdermeeting.com/PD2022 (have your Notice or proxy card in hand when you visit the website).
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.

Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:
•entering a new vote via the Internet or by telephone;
•signing and returning a new proxy card with a later date;
•delivering a written revocation to our Secretary at PagerDuty, Inc., 600 Townsend St. Suite 200, San Francisco, CA 94103, by 11:59 p.m. Eastern Time, on June 14, 2022; or
•following the instructions at www.virtualshareholdermeeting.com/PD2022.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
What if I do not specify how my shares are to be voted?
Stockholder of Record: If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet, or at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable: “FOR” the election of the three nominees as Class III directors, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023, and “FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Beneficial Owners: Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked “abstain.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of matters voted.
A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. Brokers, banks or other nominees will not have discretionary voting power to vote your shares without your voting instructions on any of the items being considered at the Annual Meeting, except for Proposal 2 (ratification of Ernst & Young LLP as our independent registered public accounting firm).
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For” and “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes; withheld votes will have no effect	No effect	No effect
2	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2023.	“For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)
3	An advisory, non-binding vote to approve the compensation of our named executive officers	“For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter	Against	No effect
(1)This proposal is considered to be a “routine” matter under the New York Stock Exchange (the “NYSE”) rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present virtually during the virtual meeting or represented by proxy. On the record date, there were 87,728,568 shares outstanding and entitled to vote. Thus, the holders of at least 43,864,285 shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present virtually during the meeting or represented by proxy may adjourn the meeting to another date.

Why a Virtual-Only Online Meeting?

Conducting the Annual Meeting virtually allows for remote participation and increases the opportunity for all stockholders to participate and communicate their views to a much wider audience. Stockholder rights are not affected. Additionally, we use software that verifies the identity of each participating stockholder and ensures during the question and answer portion of the meeting that they are granted the same rights they would have at an in-person meeting.

Our virtual Annual Meeting allows stockholders to submit questions and comments before and during the Annual Meeting. After the Annual Meeting, we will spend up to 15 minutes answering stockholder questions that comply with the rules of conduct for the Annual Meeting; which will be posted on the virtual Annual Meeting web portal. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our Annual Report to stockholders and this Proxy Statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

PagerDuty, Inc.
Attention: Secretary
600 Townsend St., Suite 200
San Francisco, CA 94103
(844) 800-3889

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.
What happens if the Annual Meeting is postponed or adjourned?
Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted. Any adjournment of the Annual Meeting can be accessed at the same website listed above and you may vote at any postponed or adjourned Annual Meeting using the control number listed in your Notice or proxy card.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies online, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 3, 2023, to our Secretary at 600 Townsend St., Suite 200, San Francisco, California 94103, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Pursuant to our amended and restated bylaws, if you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so not later than the close of business on March 17, 2023 and no earlier than the close of business on February 15, 2023; provided, however, that if next year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 15, 2023, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. You are advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business is managed under the direction of our Board of Directors (the “Board”), which currently has eight members. Six of our directors are independent within the meaning of the independence requirements of the New York Stock Exchange (the “NYSE”). Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
There are three directors in the class whose term of office expires in 2022. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2025 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. All continuing members of our Board at the time of the 2021 annual meeting of stockholders attended the meeting, with the exception of Mr. Zachary Nelson.
The following table sets forth information, as of April 19, 2022, with respect to our directors who we expect to continue in office after the Annual Meeting, including the three nominees for election at the Annual Meeting:

Name	Age	Director Since
Class III Directors-Nominees for Election at the Current Annual Meeting
Elena Gomez	52	October 2018
Zachary Nelson	60	June 2018
Bonita Stewart	64	January 2021
Class I Directors-Continuing in Office until the 2023 Annual Meeting
Jennifer Tejada	51	July 2016
Sameer Dholakia	48	December 2019
Class II Directors-Continuing in Office until the 2024 Annual Meeting
Alec Gallimore	58	November 2020
Rathi Murthy	56	March 2019
Alex Solomon	39	November 2010

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting

Elena Gomez. Ms. Gomez has served on our Board since October 2018. Since May 2021, Ms. Gomez has served as the Chief Financial Officer of Toast, Inc., a cloud-based restaurant software company. From May 2016 until May 2021, Ms. Gomez served as Chief Financial Officer at Zendesk, Inc., a global company that builds software for customer service and engagement. From July 2010 to April 2016, Ms. Gomez served in senior finance roles at Salesforce, Inc., a global enterprise software company, including Senior Vice President Go To Market Distribution from July 2015 to April 2016, Vice President Sales and Support and Marketing Finance from June 2011 to June 2015, and Senior Director Marketing and General and Administrative Finance from July 2010 to June 2011. Prior to that, she held finance roles at Visa Inc., a financial services company, and The Charles Schwab Corporation, a brokerage and banking company. Ms. Gomez currently serves on the board of directors of Smartsheet Inc. and on the board of directors of the Haas School of Business at the University of California, Berkeley. Ms. Gomez holds a B.S. in Business Administration from the Haas School of Business at the University of California, Berkeley.

Ms. Gomez was selected to serve on our Board because of her extensive experience working in the technology sector and senior leadership experience at technology companies and public companies.

Zachary Nelson. Mr. Nelson has served on our Board since June 2018. Since December 2021, he has served as Chief Executive Officer of ZE Investments, a private investment company. From July 2002 to June 2017, Mr. Nelson served as the Chief Executive Officer at NetSuite Inc., a business management software company that was acquired by Oracle Corporation, a computer technology company, in November 2016. Since August 2021, Mr. Nelson has served on the board of directors as well as the audit committee of Freshworks, Inc., a software solutions company. Since January 2022, he has served on the board of directors of Snyk Limited, a provider of developer-first tooling and security intelligence. Mr. Nelson holds a B.S. in Biological Sciences and an M.A. in Anthropology from Stanford University.

Mr. Nelson was selected to serve on our Board because of his extensive experience working in the technology sector and senior leadership experience at technology companies.

Bonita Stewart. Ms. Stewart has served on our Board since January 2021. Since 2006, Ms. Stewart has served in various roles at Google, Inc., a wholly-owned subsidiary of Alphabet Inc., a global technology company, including her current role as Board Partner for Gradient Ventures, Google’s early stage venture fund investing in artificial intelligence enabled companies. At Google, Ms. Stewart previously served as Vice President, Global Partnerships from July 2016 to June 2020; as Vice President, Americas, Partner Business Solutions from August 2012 to December 2015; as Vice President, U.S. Sales and Operations from 2011 to 2012; as Managing Director, U.S. Sales from 2009 to 2010; and as Industry Director, U.S. Automotive from 2006 to 2009. Ms. Stewart served on the board of directors of Deckers Outdoor Corporation, a footwear design and distribution company, since September 2014 and PluralSight, Inc., a leading cloud-based technology skills development platform, from October 2018 to April 2021. She has served on the board of directors for Volta, Inc., an electric vehicle charging infrastructure network, since August 2021. Ms. Stewart holds a B.A. degree in Journalism from Howard University and an M.B.A. degree from Harvard Business School.

Ms. Stewart was selected to serve on our Board because of her extensive experience working in the technology sector and senior leadership experience at technology companies

Directors Continuing in Office Until the 2023 Annual Meeting

Jennifer Tejada. Ms. Tejada has served as our Chief Executive Officer and as a member of our Board since July 2016. From July 2013 to July 2015, Ms. Tejada served as President and Chief Executive Officer at Keynote Systems, Inc., or Keynote Systems, a software company specializing in digital performance analytics and web and mobile testing. Ms. Tejada currently serves on the boards of directors of The Estée Lauder Companies Inc., a multinational manufacturer and marketer of beauty products, and UiPath, Inc., global software company that develops a platform for robotic process automation. Ms. Tejada holds a B.A. in Business Management and Organizational Behavior from the University of Michigan.

Ms. Tejada was selected to serve on our Board because of the experience and perspective she provides as our Chief Executive Officer, as well as her extensive experience with technology companies.
Sameer Dholakia. Mr. Dholakia has served on our Board since December 2019. Mr. Dholakia served as the Chief Executive Officer of Twilio SendGrid at Twilio, Inc., a cloud communication platform, from Twilio’s acquisition of SendGrid in February 2019 to June 2020. From 2014 to February 2019, he served as the Chief Executive Officer and a member of the board of directors of SendGrid, Inc., a customer communication platform, and as Chairman of the board from September 2017 to February 2019. Prior to joining SendGrid, Mr. Dholakia served at Citrix Systems, Inc., an enterprise software company, as Group Vice President and General Manager of the Cloud Platforms group from 2011 to 2014 and as the Vice President of Marketing from 2010 to 2011. He joined Citrix in 2010 following Citrix’s acquisition of VMLogix, Inc., a provider of virtualization management software, where he served as Chief Executive Officer from 2007 to 2010. Mr. Dholakia has also served on the board of directors of ServiceTitan, Inc., a software company, and Attentive Mobile Inc., a mobile messaging platform, since 2021. Mr. Dholakia holds a B.A. in Economics and an M.A. in Organizational Studies from Stanford University and an M.B.A. from Harvard Business School.
Mr. Dholakia was selected to serve on our Board because of his extensive experience working in the technology sector and senior leadership experience at technology companies.

Directors Continuing in Office Until the 2024 Annual Meeting
Alec Gallimore. Dr. Gallimore has served on our Board since November 2020. Dr. Gallimore has served as the Robert J. Vlasic Dean of Engineering at the University of Michigan since 2016 and the Richard F. and Eleanor A. Towner Professor of Engineering at the University of Michigan since 2015. He has held various positions of increasing responsibility at the University of Michigan since joining the institution in 1992. Dr. Gallimore has served on several NASA and US Department of Defense boards and studies, including as a member of the United States Air Force Scientific Advisory Board. He is a fellow of the American Institute of Astronautics and Aeronautics and was elected into the National Academy of Engineering in 2019. Dr. Gallimore currently serves on the board of directors for ANSYS, Inc., an engineering simulation software company, and on the board of trustees for the Institute for Defense Analyses (a not-for-profit entity). Dr. Gallimore holds a B.S. in Aerospace, Aeronautical and Astronautical Engineering from Rensselaer Polytechnic Institute and an M.A. and Ph.D. in Aerospace, Aeronautical and Astronautical/Space Engineering from Princeton University.

Dr. Gallimore was selected to serve on our Board because of his extensive experience and leadership in engineering and engineering education.

Rathi Murthy. Ms. Murthy has served on our Board since March 2019. Since June 2021, Ms. Murthy has served as the Chief Technology Officer and President of Expedia Services, part of the Expedia Group, which includes data and artificial intelligence, payments and customer experience. Ms. Murthy previously served as the Chief Technology Officer of Verizon Media, a division of Verizon Communications, Inc., a telecommunications company, from January 2020 until May 2021. Ms. Murthy served as Chief Technology Officer at Gap Inc., a clothing and accessories retailer, from March 2016 to January 2020. From September 2012 to March 2016, Ms. Murthy served in various roles at American Express Company, a multinational financial services company, including Senior Vice President and Chief Information Officer of Enterprise Growth from January 2015 to March 2016 and Vice President, Technology from September 2012 to January 2015. Ms. Murthy holds a B.S. in Electrical Engineering from Bangalore University and an M.S. in Computer Engineering from Santa Clara University.

Ms. Murthy was selected to serve on our Board because of her extensive experience, including senior leadership experience, in technology at public companies.

Alex Solomon. Mr. Solomon co-founded our company and has served as our General Manager of Mindstorm since January 2021, and as a member of our Board since November 2010. Mr. Solomon served as our Chief Technology Officer from July 2016 to January 2021, and as our Chief Executive Officer from May 2010 to July 2016. Mr. Solomon holds a B.S.E. from the University of Waterloo.

Mr. Solomon was selected to serve on our Board because of his experience as our co-founder and former Chief Executive Officer.

Director Independence
Our common stock is listed on the NYSE. Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of our Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if the Board determines that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities as required by the rules of the NYSE. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board determined that Mmes. Gomez, Murthy and Stewart and Messrs. Dholakia, Gallimore and Nelson, representing six of our eight directors, are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Transactions with Related Persons and Indemnification—Certain Related Person Transactions.”

Board Leadership Structure
Jennifer Tejada, our Chief Executive Officer, serves as Chair of our Board and presides over meetings of our Board and carries out such other duties as are customarily carried out by the chair of a board. Ms. Tejada brings valuable insight to our Board due to the perspective and experience she brings as Chief Executive Officer. Our Board has appointed Zachary Nelson to serve as our presiding director. Our presiding director presides over periodic meetings of our independent directors, serves as a liaison between our Chair of the Board and the independent directors, and performs such additional duties as our Board may otherwise determine and delegate.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process which risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. The Board believes that its current leadership structure facilitates its risk oversight responsibilities. In particular, the Board believes the majority-independent Board and independent Board committees provide a well-functioning and effective balance. Although the Board does not have a standing risk management committee, it administers this oversight function directly through the Audit Committee, the Board as a whole, as well as through its other standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Furthermore, the Audit Committee plays a role in overseeing risks associated with cybersecurity, information security and data privacy, and regularly reviews with management the Company’s data security programs and assessment, management and mitigation of such risks. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee (the “Nominating Committee”) oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure and director independence, as well as succession planning. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Both the Board as a whole and the various standing committees receive periodic reports from executive management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as appropriate.
Meetings of the Board
Our Board is responsible for the oversight of company management and the strategy of the Company and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time. The Board met 8 times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
We encourage our directors and nominees for director to attend our annual meeting of stockholders. All continuing members of our Board at the time of the 2021 annual meeting of stockholders attended the meeting with the exception of Mr. Nelson.
Committees of the Board
Our Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. From time to time, our Board may establish other committees to facilitate the management of our business. The composition and responsibilities of each of the committees as of May 3, 2022 is described below. Members serve on these committees until their resignation or until otherwise determined by the Board.
Each committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. Copies of each charter are posted on our website at https://investor.pagerduty.com/governance/governance-documents. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jennifer Tejada
Sameer Dholakia	Member	Member
Alec Gallimore	Member
Elena Gomez	Chair
Rathi Murthy		Member	Chair
Zachary Nelson		Chair	Member
Alex Solomon
Bonita Stewart	Member		Member
Total Number of Meetings in Fiscal Year 2022	4	7	4

Audit Committee
The Audit Committee oversees the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The principal duties and responsibilities of our Audit Committee include, among other things:
•helping our Board oversee our corporate accounting and financial reporting processes, systems of internal control, and financial statement audits, and the integrity of our financial statements;
•managing the selection, engagement terms, fees, qualifications, independence, and performance of qualified firms to serve as independent registered public accounting firms to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firms, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing and reviewing procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;
•overseeing our risk identification, assessment and management practices, processes and policies in all areas of our business, including financial and accounting;
•overseeing compliance with our Code of Business Conduct and Ethics;
•reviewing and approving related-party transactions;
•obtaining and reviewing a report by the independent registered public accounting firms, at least annually, that describes the firm’s internal quality-control procedures, any material issues with such procedures, and any steps taken to address such issues when required by applicable law; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firms.
Each member of our Audit Committee meets the requirements for independence under the listing standards of the NYSE and the applicable rules and regulations of the SEC. Each member of our Audit Committee also meets the financial literacy requirements of the listing standards of the NYSE. In addition, our Board has determined that each of Ms. Gomez, Mr. Dholakia, and Mr. Nelson is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

Compensation Committee
Our Compensation Committee is responsible for, among other things:
•reviewing and approving, or recommending that our Board approve, the compensatory arrangements of our executive officers and other senior management, as appropriate;
•reviewing and recommending to our Board the compensation of our non-employee directors;
•administering our equity award plans, compensation plans and similar programs;
•evaluating and adopting compensation plans and programs and evaluating and recommending to our Board for approval the modification or termination of our existing plans and programs; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation strategy.
Each member of our Compensation Committee meets the requirements for independence under the listing standards of the NYSE and the applicable rules and regulations of the SEC. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency, if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Chief People Officer and Compensia, Inc. (“Compensia”). The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and the NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and the NYSE, the Compensation Committee engaged Compensia as its compensation consultant. The Compensation Committee requested that Compensia:
•assist in evaluating, developing and implementing an executive compensation program in connection with the Company’s transition to a public company;
•assist in developing a non-employee director compensation program; and
•develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group.
Compensia representatives meet regularly with our Compensation Committee during its regular meetings, including in executive sessions from time to time without any members of management present. Compensia works directly with our Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will undertake no projects for management without our Compensation Committee’s approval. No work performed by Compensia during fiscal year 2022 raised a conflict of interest.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In fiscal year 2022, the Compensation Committee delegated authority to the Chief Executive Officer to grant, without any further action required by the Compensation Committee, equity awards to employees and consultants who are not officers or directors of the Company or direct-reports to the Chief Executive Officer. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timely grant of equity awards to non-executive employees, particularly new employees, within specified limits approved by the Compensation Committee. In particular, under this delegation of authority, the Chief Executive Officer may make awards in an individual amount of up to 100,000 restricted stock units (“RSUs”) or stock options to purchase up to 200,000 shares or a combination of 150,000 RSUs and stock options, subject to an aggregate value limit of $2 million, to eligible employees per fiscal year. Typically, as part of its oversight function, the Compensation Committee will review the list of grants made by the Chief Executive Officer at each regularly scheduled meeting.
The Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Compensation Committee, which determines any adjustments to her compensation as well as awards to be granted. For all executives as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the compensation consultant.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee is currently comprised of Messrs. Nelson and Dholakia and Ms. Murthy, none of whom is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating Committee is responsible for, among other things:
•identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on our Board;
•reviewing the performance of our Board, including committees of the Board, and management;
•considering and making recommendations to our Board regarding the composition of our Board and its committees;
•instituting plans or programs for the continuing education of directors and orientation of new directors;
•reviewing our environmental, social and governance (“ESG”) activities and programs and, as appropriate, our public disclosure related to ESG matters;
•developing and making recommendations to our Board regarding corporate governance guidelines and matters; and
•reviewing plans for succession to the offices of our executive officers and making recommendations to our Board regarding selection of appropriate individuals to succeed to these positions.
Each member of our Nominating Committee meets the requirements for independence under the listing standards of the NYSE.
Considerations in Evaluating Director Nominees

Our Nominating Committee uses a variety of methods for identifying and evaluating director potential director candidates. In its evaluation of director candidates, including the current directors eligible for re-election, our Nominating Committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating Committee considers include, without limitation, experience of particular relevance to us and the board of directors, accomplishments, superior credentials, independence, area of expertise, and the highest ethical and moral standards. Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that the Board should be a diverse body, and the Nominating Committee considers a broad range of backgrounds and experiences. Our Board regularly assesses the diversity of its members and nominees as part of its annual evaluation process. Our Board believes that our directors represent a diverse and broad range of attributes, qualifications, experiences, and skills to provide an effective mix of viewpoints and knowledge. Our Board includes four female directors and the majority of our Board are from underrepresented minorities.

In making determinations regarding nominations of directors, the Nominating Committee may take into account the benefits of diverse viewpoints. Any search firm retained by our Nominating Committee to find director candidates would be instructed to take into account all of the considerations used by our Nominating Committee. After completing its review and evaluation of director candidates, our Nominating Committee recommends to our full Board the director nominees for selection.
Stockholder Recommendations for Nominations to the Board of Directors
Our Nominating Committee will consider candidates for director recommended by our stockholders who are stockholders of record at the time of the submission of the director recommendation and on the record date for the determination of stockholders entitled to vote at the annual meeting, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The Nominating Committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.
Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: c/o PagerDuty, Inc., 600 Townsend St., Suite 200, San Francisco, CA 94103, Attn: Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the full name and address of the stockholder on whose behalf the submission is made, the number of shares owned beneficially by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and any additional information required by our amended and restated bylaws. Our Nominating Committee has discretion to decide which individuals to recommend for nomination as directors. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Communications with our Board of Directors
Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board or the individual director, care of our Secretary at 600 Townsend St., Suite 200, San Francisco, CA 94103. The communication should indicate that it contains a stockholder or interested party communication. Our General Counsel or his/her designee, in consultation with appropriate directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chair of our Board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our investor relations webpage at https://investor.pagerduty.com/governance/governance-documents. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference into this Proxy Statement the information on or accessible through our website.

Director Compensation

The following table sets forth information regarding the compensation of our directors during the fiscal year ended January 31, 2022, other than Jennifer Tejada, our Chief Executive Officer, who is also a member of our Board but did not receive any additional compensation for service as a director. The compensation of Ms. Tejada as a named executive officer is set forth below under “Executive Compensation—Summary Compensation Table for Fiscal Year 2022.” The table below includes information regarding the compensation of Alex Solomon, our co-founder and Chief Technology Officer, who is an employee of the Company and a member of our Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Sameer Dholakia	52,500	—	184,963	—	237,463
Alec Gallimore	45,000	—	184,963	—	229,963
Elena Gomez	55,000	—	184,963	—	239,963
Rathi Murthy	50,500	—	184,963	—	235,463
Zachary Nelson	54,000	—	184,963	—	238,963
Alex Solomon(3)	—	—	1,920,505	279,766	2,200,271
Bonita Stewart	49,000	—	—	—	49,000
______________
(1) The amounts disclosed represent the aggregate grant date fair value of the stock awards granted under our 2019 Equity Incentive Plan (the “2019 Plan”), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification ASC Topic 718 (ASC Topic 718). Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock awards reported in these columns are set forth in the notes to our audited financial statements included in our Annual Report. These amounts do not reflect the actual economic value that may be realized by the director.
(2) As of January 31, 2022, our non-employee directors held outstanding stock options to purchase the number of shares of common stock and outstanding RSUs. Ms. Gomez and Ms. Murthy held 204,306 and 148,881 outstanding stock options, respectively. Mr. Dholakia, Mr. Gallimore, Ms. Gomez, Ms. Murthy, Mr. Nelson, and Ms. Stewart held 11,089, 13,157, 4,383, 4,383, 4,383, and 6,830 outstanding RSUs, respectively. This includes awards for director compensation, and non-director compensation for Mr. Solomon, who does not receive additional compensation for service as a director.
(3) In the fiscal year ended January 31, 2022, Mr. Solomon earned a salary of $201,500, bonus of $78,266, and a retention stock award of RSUs in the amount of $1,920,505 based on the tight labor market in technology, competitor pressures, and his role as our General Manager of Mindstorm. The shares underlying the stock award shall vest as follows: 30% vests on each of the first and second anniversaries of the vesting commencement date of October 2, 2021, and the remaining 40% vests on the third anniversary of the vesting commencement date. Mr. Solomon is an employee of the Company. Mr. Solomon did not receive any additional compensation for service as a director.

Non-Employee Director Compensation Policy

In March 2019, our Board approved a director compensation policy for non-employee directors that became effective in connection with our initial public offering (“IPO”). Pursuant to this policy, our non-employee directors receive the following compensation.

Equity Compensation

Any person who is elected or appointed as a non-employee director for the first time will receive an initial award of RSUs having a value of $450,000 on the date of grant (the “Initial Grant”). The Initial Grant will vest in three equal annual installments on the anniversary date on which the non-employee director was appointed to our Board, subject to the director’s continuous service to us through each such date.

On the date of each annual meeting of stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of RSUs having a fair market value of $185,000 on the date of grant (the “Annual Grant”). The Annual Grant will fully vest on the earlier of the first anniversary of the grant date or immediately prior to the next annual meeting of stockholders, subject to the director’s continuous service to us through each such date. A non-employee director who is elected for the first time six months or less prior to the date of our next annual meeting of stockholders will not be eligible to receive such Annual Grant at the first annual meeting of stockholders following his or her appointment or election.

Cash Compensation

In addition, each non-employee director is entitled to receive the following cash compensation for services on our Board and its committees as follows:
•$35,000 annual cash retainer for service as a Board member and an additional annual cash retainer of $15,000 for service as lead independent director of our Board, if any;
•$20,000 annual cash retainer for service as chair of the Audit Committee and $10,000 per year for service as a member of the Audit Committee;
•$15,000 annual cash retainer for service as chair of the Compensation Committee and $7,500 per year for service as a member of the Compensation Committee; and
•$8,000 annual cash retainer for service as chair of the Nominating Committee and $4,000 per year for service as a member of the Nominating Committee.

The annual cash compensation amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters.

Director Compensation Limits

Director compensation limits are in place that may not be increased without stockholder approval. Under the terms of the 2019 Equity Incentive Plan, the maximum number of shares of common stock subject to awards granted and cash fees paid by us during any one calendar year to any non-employee director for service on our Board will not exceed $750,000 in total value (calculating the value of the awards based on the grant date fair value for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to our Board, $1,000,000.

Expenses

We will reimburse each eligible non-employee director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in meetings of our Board and any committee of the Board.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board currently has eight members, and, in accordance with our certificate of incorporation, is divided into three classes with staggered three-year terms. One Class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal. There are three Class III directors in the class whose term of office expires in 2022: Elena Gomez, Zachary Nelson, and Bonita Stewart.

Nominees

Our Board has nominated Elena Gomez, Zachary Nelson and Bonita Stewart for election as Class III directors at the Annual Meeting. If elected, each of Ms. Gomez and Ms. Stewart, and Mr. Nelson will serve as Class III directors until the 2025 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Board of Directors and Corporate Governance.”

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominee, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the size of our Board. Each of the nominees is a current member of our Board and has consented to serve if elected, and we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Vote Required

The election of Class III directors requires a plurality vote of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Broker non-votes will have no effect on this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD AND NAMED IN THIS PROXY STATEMENT AS CLASS III DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending January 31, 2023. Ernst & Young LLP has served as our independent registered public accounting firm since 2015.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or other applicable legal requirements. However, our Board is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present virtually or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our Audit Committee. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending January 31, 2023 if our Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal years ended January 31, 2022 and January 31, 2021.

	2022	2021
Audit Fees(1)	$2,584,801	$2,975,000
Audit-Related Fees(2)	360,650	814,999
Tax Fees(3)	50,807	142,986
All Other Fees(4)	4,310	5,130
Total Fees	$3,000,568	$3,938,115
(1)Audit Fees are for the annual audit and quarterly reviews of the Company’s consolidated financial statements and internal control over financial reporting audits required by public company regulation, professional consultations with respect to accounting issues, registration statement filings and issuance of consents and similar matters.
(2)Audit-Related Fees are fees for assurance and related services that are reasonably associated to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.” These services primarily include fees for acquisition-related services, the audit of the Company’s 401(k) Plan, services in connection with the preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and for procedures in connection with our Service Organizational Control (“SOC”) reports.
(3)Tax Fees are billed for tax consulting and compliance.
(4)All Other Fees are fees for products and services other than the services described above.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. All of the services provided by Ernst & Young LLP for the years ended January 31, 2022 and 2021 described above were pre-approved by the Audit Committee.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Vote Required
The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING JANUARY 31, 2023.

PROPOSAL 3

ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
We are asking our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers for fiscal 2022 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the fiscal 2022 compensation of our named executive officers.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our Board and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.
Vote Required
The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against the proposal.
As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board and our Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the opinions expressed by our stockholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.
We currently conduct annual advisory votes on executive compensation and expect to conduct the next advisory vote at our next annual meeting of stockholders in 2023.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY,
NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that PagerDuty, Inc. specifically incorporates it by reference in such filing.

The Audit Committee serves as the representative of our Board with respect to its oversight of:

•our accounting and financial reporting processes and the audit of our financial statements;

•the integrity of our financial statements;

•our compliance with legal and regulatory requirements;

•inquiring about significant risks, reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks; and

•the independent registered public accounting firm’s appointment, qualifications and independence.

The Audit Committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.

The Audit Committee is composed of four non-employee directors. Our Board has determined that each member of the Audit Committee is independent, and that each of Ms. Gomez, and Mr. Dholakia is an “audit committee financial expert” under the SEC rules.

The Audit Committee provides our Board such information and materials as it may deem necessary to make our Board aware of financial matters requiring the attention of our Board. The Audit Committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 31, 2022 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board.

The Audit Committee reviewed and discussed our audited consolidated financial statements with management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and discussed with Ernst & Young LLP its independence. In addition, the Audit Committee discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2022 for filing with the SEC. The Audit Committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2023. Our Board recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the Audit Committee of the Board:

Elena Gomez (Chair)    Sameer Dholakia
Alec Gallimore        Bonita Stewart

EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers as of April 19, 2022. Our executive officers are appointed by, and serve at the discretion of, the Board and each holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Jennifer Tejada	51	Chief Executive Officer and Chair of the Board
Howard Wilson	57	Chief Financial Officer
David Justice	44	Executive Vice President, Chief Revenue Officer
Stacey Giamalis(1)	57	Senior Vice President, Legal, General Counsel, and Secretary
(1) On March 25, 2022, Ms. Giamalis notified the Company of her decision to resign as Senior Vice President, Legal, General Counsel, and Secretary of the Company, effective April 25, 2022.

Executive Officers
Jennifer Tejada. Biographical information regarding Ms. Tejada can be found in the table under the section titled “Directors Continuing in Office Until the 2023 Annual Meeting” beginning on page 7 of this Proxy Statement.
Howard Wilson. Mr. Wilson has served as our Chief Financial Officer since September 2018 and served as our acting Chief Financial Officer from December 2017 to September 2018. Mr. Wilson also served as our Chief Commercial Officer from January 2017 to September 2018. From August 2016 to June 2018, Mr. Wilson served as an Executive Consultant and Leadership Advisor at The BluePrint Lab, a consulting company. From April 2015 to July 2016, Mr. Wilson served as General Manager, Digital Experience Management at Dynatrace, LLC, an application performance management software company. From October 2013 to December 2015, Mr. Wilson served as Chief Commercial Officer and Executive Vice President at Keynote Systems. Mr. Wilson holds a B.Sc. in Information Systems and Psychology from the University of South Africa.
David Justice. Mr. Justice has served as our Executive Vice President, Chief Revenue Officer since December 2019. From May 2018 to December 2019, Mr. Justice served as Executive Vice President, North America Enterprise Sales of salesforce.com, inc., a global enterprise software company. From July 2000 to April 2018, Mr. Justice served in various roles at Cisco Systems, Inc., a multinational IT, networking, and cybersecurity solutions company, including Senior Vice President, Global Security and Enterprise Networking from June 2016 to April 2018 and Vice President, Worldwide Software and Enterprise Networking Sales from November 2014 to May 2016. Mr. Justice holds a B.A. in Political Science from the University of Washington.

Stacey Giamalis. Ms. Giamalis has served as our Senior Vice President, Legal, General Counsel and Secretary since April 2018. From October 2013 to May 2017, Ms. Giamalis served as Chief Legal Officer at Apigee Corporation, a provider of a software platform for application programming interfaces that was acquired by Google Inc., a multinational technology company that specializes in internet-related services and products, in November 2016. Ms. Giamalis holds a B.A. in Psychology from the University of California, Davis and a J.D. from the University of California, Berkeley, Boalt Hall. On March 25, 2022, Ms. Giamalis notified the Company of her decision to resign as Senior Vice President, Legal, General Counsel, and Secretary of the Company, effective April 25, 2022

COMPENSATION DISCUSSION AND ANALYSIS
Introduction

This Compensation Discussion and Analysis provides information regarding the fiscal 2022 compensation program for our principal executive officer, our principal financial officer and our two other executive officers (other than our principal executive officer and principal financial officer) who were serving as our executive officers at the end of the last completed fiscal year. These individuals are our “Named Executive Officers.” For fiscal 2022, our Named Executive Officers were:

•Jennifer Tejada, our Chief Executive Officer (our “CEO”) and Chairperson of the Board (principal executive officer);
•Howard Wilson, our Chief Financial Officer (our “CFO”) (principal financial officer);
•David Justice, our Executive Vice President, Chief Revenue Officer; and
•Stacey Giamalis, our former Senior Vice President, Legal, General Counsel, and Secretary.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2022. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why we arrived at the specific compensation decisions for our Named Executive Officers in fiscal 2022 and discusses the key factors that were considered in determining their compensation.

Ms. Giamalis ceased providing services as Senior Vice President, Legal, General Counsel, and Secretary effective April 25, 2022, and continued to provide services during a transition period until May 6, 2022.
Executive Summary
Who We Are
PagerDuty is a leader in digital operations management. In an always-on world, organizations of all sizes trust PagerDuty to help them deliver a perfect digital experience to their customers, every time. Teams use PagerDuty to identify issues and opportunities in real time and bring together the right people to fix problems faster and prevent them in the future.

Our fiscal year ends on January 31. References to fiscal 2022 refer to the fiscal year ended January 31, 2022.

Fiscal 2022 Business Results

The fiscal year ended January 31, 2022 was a strong year for us driven by ongoing market traction for our new products and strong go to market execution, which resulted in a fiscal year of accelerating growth for PagerDuty. We delivered revenue of $281 million for the year, accelerating revenue growth from 28% in fiscal year 2021 to 32% year over year growth in fiscal year 2022, while progressively improving operating leverage in the second half of the year which positions us well for durable growth. In fiscal 2022, we achieved several significant financial results:
•Revenue: Total revenue was $281.4 million, up 31.8% year-over-year.
•Gross Margin: U.S. GAAP gross margin was 82.8% compared to 85.6% for fiscal 2021. Non-GAAP gross margin was 84.6% compared to non-GAAP gross margin of 86.6% for fiscal 2021.
•Operating Loss: U.S. GAAP operating loss was $101.7 million, or GAAP operating margin of negative 36.1%, compared to a $66.3 million loss, or U.S. GAAP operating margin of negative 31.0%, for fiscal 2021. Non-GAAP operating loss was $23.1 million, or non-GAAP operating margin of negative 8.2%, compared to a $17.8 million loss, or non-GAAP operating margin of negative 8.4%, for fiscal 2021.
•Net Loss: U.S. GAAP net loss was $107.5 million, compared to $68.9 million for fiscal 2021. U.S. GAAP net loss per share was $1.27, compared to $0.87 for fiscal 2021. Non-GAAP net loss was $27.0 million, compared to $17.7 million for fiscal 2021. Non-GAAP net loss per share was $0.32, compared to $0.22 for fiscal 2021.
•Cash Flow: Net cash used in operations was $6.0 million, or (2.1)% of revenue, compared to net cash provided by operations of $10.1 million, or 4.7% of revenue, for fiscal 2021. Free cash flow was negative $12.8 million, or (4.6)% of revenue, compared to $5.2 million, or 2.5% of revenue, for fiscal 2021.

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we use certain non-GAAP financial measures. For a full reconciliation of the U.S. GAAP to non-GAAP measures, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations— Non-GAAP Financial Measures” of our Annual Report.
Fiscal 2022 Executive Compensation Results
Consistent with our performance and compensation objectives for fiscal 2021, our Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for fiscal 2022:

•Target Cash Compensation – Approved increases to base salaries ranging from 4.00% to 15.56% and target bonus percentages that are consistent with those of comparable executives at companies in our compensation peer group and at our competitors.

•Short-Term Incentive Compensation – Structured annual cash bonus opportunities dependent on key financial metrics that drive our business and approved payouts equal to approximately 173.9% of target, based solely on our achievement of such metrics. Approved sales commission payments for Mr. Justice at 140.6% of target based on achievement of our sales and operating margin targets.
•Long-Term Incentive Compensation – Granted long-term incentive compensation opportunities in the form of time-based restricted stock unit (“RSU”) awards that may be settled for shares of our common stock with initial grant values in amounts ranging from approximately $1,750,000 to $5,500,000, in addition to granting an RSU award to Ms. Tejada with an initial grant value of $10,000,000.
•Long-Term Incentive Compensation – Introduction of PSU Awards – We changed our long-term incentive compensation program to include performance-vesting restricted stock unit (“PSU”) awards. PSUs are eligible to vest based on achievement of a key financial performance goal and also require continued service over a three year time-vesting schedule. We granted PSUs with target grant values to Ms. Tejada in the amount of $2,000,000 and each of our other Named Executive Officers in amounts ranging from approximately $200,000 to $600,000. In fiscal 2023, we determined that we had achieved our performance goal for fiscal 2022 and accordingly, each of our Named Executive Officers became eligible to vest in the PSU awards.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, developing and retaining our Named Executive Officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a substantial portion of our Named Executive Officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”

We emphasize variable compensation that appropriately rewards our Named Executive Officers through two separate compensation elements:

•First, we provide the opportunity to participate in our annual short-term incentive plan (or, in the case of our Chief Revenue Officer, a sales commission plan), which provides cash payments based on the level of attainment of the short-term financial, operational, and strategic objectives set forth in our annual operating plan.
•Equity awards comprise the primary “at-risk” portion of our Named Executive Officers’ compensation packages. In Fiscal 2022, we introduced PSU awards that are only earned if we achieve rigorous performance objectives that create significant value for our stockholders in order to further strengthen our pay-for-performance philosophy. Together, the Fiscal 2022 PSU awards, that will reward our Named Executive Officers for increasing our annual net new Annual Recurring Revenue (“nnARR”) and the RSU awards that are earned through their continued effective service to us, comprise a majority of our Named Executive Officers’ target total direct compensation opportunities, the value of which depends entirely on appreciation in the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders. The Compensation Committee decided to introduce PSUs to strengthen its pay-for-performance philosophy and the goal achievement was based on accelerating the company’s growth.
These variable pay elements ensure that, each year, a substantial portion of our Named Executive Officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance and aligned with stockholder value creation.

We believe that this design provides balanced incentives for our Named Executive Officers to drive financial performance and long-term growth.
Executive Compensation Policies and Practices
We strive to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

	What we do		What we do not do
☑	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.	☒	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our Named Executive Officers.
☑
Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on compensation independent of management. This consultant performed no other consulting or other services for us in fiscal 2022.
☒
No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

☑
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes.
		☒	No Hedging or Pledging. We prohibit our employees (including our Named Executive Officers) and the non-employee members of our Board from hedging or pledging our securities.
☑
Annual Compensation Risk Assessment. The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that our compensation program does not encourage excessive or inappropriate risk-taking by our employees and that the level of risk that it does encourage is not reasonably likely to have a material adverse effect on us.
		☒	No Significant Tax Payments on Perquisites. We do not provide significant tax reimbursement payments (including “gross-ups”) on perquisites or other personal benefits.
☑
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officer’s compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.
☒
No Golden Parachute Excise Tax Payments. We do not provide any contracts or agreements guaranteeing future excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of our Company.

☑
Use a Pay-for-Performance Philosophy. The majority of our Named Executive Officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each Named Executive Officer’s target total direct compensation dependent upon our stock price and/or total stockholder return over the long term.
		☒	No Special Welfare or Health Benefits. We do not provide our Named Executive Officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.
☑	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

Stockholder Advisory Votes on Named Executive Officer Compensation

At our 2021 Annual Meeting of Stockholders, we conducted our first non-binding stockholder advisory vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Approximately 90.4% of the shares represented and entitled to vote on the matter voted to approve, on an advisory basis, the fiscal 2021 compensation of our Named Executive Officers. Our Board and the Compensation Committee consider the result of the Say-on-Pay vote in determining the compensation of our Named Executive Officers.

The Say-on-Pay vote demonstrated a strong level of support for our executive compensation philosophy, program, and practices, and our Board and the Compensation Committee did not implement significant changes to our executive compensation program for fiscal 2022 on this basis. However, in order to further align our stockholders' interests with our executives, we introduced PSU awards into our long-term incentive compensation program for fiscal 2022.

We value the opinions of our stockholders. Stockholder feedback, including through direct discussion and prior stockholder votes, is reported to our Board, and Compensation Committee, as it relates to executive compensation, throughout the year. Our goal is to be responsive to our stockholders and ensure we understand and address their concerns and observations. Our Board and the Compensation Committee will consider the outcome of this year’s Say-on-Pay vote (see Proposal 2 in this Proxy Statement) and future Say-on-Pay votes, as well as feedback received throughout the year, when making executive compensation decisions.

In addition, at our 2021 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). Our stockholders expressed a preference for holding future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis. Consistent with the recommendation of our Board and in recognition of this preference and other factors considered, our Board determined that, until the next Say-When-on-Pay vote, we will hold annual Say-on-Pay votes. Following the Annual Meeting of Stockholders to which this Proxy Statement relates, our next Say-on-Pay vote will take place at our 2023 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide market competitive compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;
•Establish a direct link between our financial, operational, and strategic objectives and results, as well as our values, and the compensation of our executive officers;
•Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and
•Offer total compensation opportunities to our executive officers that are competitive and fair.
We structure the annual compensation of our Named Executive Officers using three principal elements: base salary, annual short-term incentive opportunities, and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee discharges many of the responsibilities of our Board relating to the compensation of our Named Executive Officers and the non-employee members of our Board. The Compensation Committee is primarily responsible for establishing and reviewing our general compensation strategy. In addition, the Compensation Committee has overall responsibility for overseeing our compensation and benefit plans and policies generally, as well as overseeing and evaluating the compensation plans, policies, and practices applicable to our Named Executive Officers, and administering our equity incentive plans. The Compensation Committee reviews and approves annually all compensation decisions relating to the compensation of our Named Executive Officers.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in compensation practices, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.
The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at https://investor.pagerduty.com/governance/governance-documents.

The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Setting Target Total Direct Compensation

The Compensation Committee reviews the base salary levels, annual short-term incentive opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria at the beginning of each year, or more frequently as warranted. Adjustments are generally effective in the first quarter of the fiscal year.

The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our Named Executive Officers. In making decisions about the compensation of our Named Executive Officers, the Compensation Committee relies primarily on the general experience of its members and subjective considerations of various factors, including the following:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board;
•each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly-situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;
•the scope of each Named Executive Officer’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;
•the performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;
•the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•our CEO’s compensation relative to that of our Named Executive Officers, and compensation parity among our Named Executive Officers;
•our financial performance relative to our compensation and performance peers;
•the compensation practices of our compensation peer group and reflected in selected broad-based compensation surveys and the positioning of each Named Executive Officer’s compensation in a ranking of compensation levels based on an analysis of competitive market data;
•the feedback received from our stockholders and the results of our annual say-on-pay advisory votes; and
•the recommendations of our CEO with respect to the compensation of our other Named Executive Officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their recommendations.
The Compensation Committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.

Typically, our CEO will make recommendations to the Compensation Committee regarding compensation matters, including adjustments to annual cash compensation, long-term incentive compensation opportunities, and program structures, for our Named Executive Officers, except with respect to her own compensation. At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above. The annual business objectives for each Named Executive Officer are developed through mutual discussion and agreement between our CEO and the other Named Executive Officers and are reviewed with our Board. The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our other Named Executive Officers.

Our CEO often attends meetings of our Board and the Compensation Committee at which executive compensation matters are addressed, makes recommendations to our Compensation Committee regarding the total compensation of the other Named Executive Officers, but is not present during discussion, deliberation and decisions regarding her own compensation. The Compensation Committee then reviews the recommendations and other data and makes decisions as to the total compensation for each Named Executive Officer, as well as the allocation of the amount of total compensation between salary, bonus and equity awards.

Role of Compensation Consultant

The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program, to assist it in developing appropriate incentive compensation plans for our executive officers, to provide it with advice and ongoing recommendations regarding material executive compensation decisions resulting from its annual executive compensation review, and to review the compensation proposals of management. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
For fiscal 2022, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and with the data analysis and selection of the compensation peer group.
During fiscal 2022, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services, including the following:
•consulting with the Compensation Committee chair and other members between Compensation Committee meetings;
•providing competitive market data based on the compensation peer group and data cuts from selected broad-based compensation surveys for our Named Executive Officer positions and evaluating how the compensation we pay our Named Executive Officers compares both to our performance and to how the companies in our compensation peer group and the broad-based compensation surveys compensate their executives;
•reviewing and analyzing the base salary levels, annual incentive short-term incentive opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and other executive officers;
•reviewing and analyzing the cash and equity compensation levels for the non-employee members of our Board;
•assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;
•reviewing competitive market design and practices for performance-based equity awards;
•projecting equity usage in fiscal 2022;
•reviewing competitive market design and practices for severance and change in control programs and policies
•reviewing our executive compensation disclosure;
•reviewing and updating the compensation peer group;
•assessing compensation risk to determine whether our compensation policies and practices are reasonably likely to have a material adverse impact on the Company; and
•supporting other ad hoc matters throughout the year.
Compensia did not provide any services to us other than the consulting services to the Compensation Committee.

The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The Compensation Committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), the listing standards of the NYSE, and such other factors as were deemed relevant under the circumstances, has determined that Compensia is independent and that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee did not raise any conflict of interest or similar concerns.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, geographical location, and industry sector.
The companies in the compensation peer group for fiscal 2022 were approved by the Compensation Committee in August 2020 on the basis of their similarity to us, as determined using the following criteria:

•Location – public companies headquartered in the United States, with a preference for California-based companies;
•Industry Sector – companies in the software or internet services sector;
•Revenue – approximately 0.4x to approximately 2.5x our last four fiscal quarters revenue of approximately $130 million (approximately $50 million to $325 million);
•Market Capitalization – approximately 0.3x to approximately 3.0x our then current 30-day average market capitalization of approximately $2.1 billion (approximately $640 million to $6.4 billion);
•Growth – companies with one-year revenue growth greater than 10%; and
•Market Status – preference for companies having recently completed their initial public offering of equity securities.
In selecting the fiscal 2022 compensation peer group, the objective was to choose companies that resulted in us being near the median of the group in terms of both revenue and market capitalization.
Our compensation peer group for fiscal 2022 was as follows:

Alteryx	Everbridge	Pluralsight
Anaplan	Fastly	Rapid7
AppFolio	Five9	Smartsheet
Bill.com Holdings	Forescout Technologies	Workiva
Coupa Software	Momentive	Yext
Domo	MongoDB
New Relic

The compensation practices of the compensation peer group were a primary guide used by the Compensation Committee in fiscal 2022 to compare the competitiveness of each compensation element and overall compensation levels (base salary, target annual incentive opportunities, and long-term incentive compensation).

To analyze the compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings (primarily proxy statements) of the peer group companies, as well as from a peer custom cut (other than Domo who does not participate in the survey) of the Radford Global Technology Survey and a broad U.S.-based technology cut of companies with revenues between $200 million and $500 million of the Radford Global Technology Survey. This market data was then used as a reference point for the Compensation Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The Compensation Committee reviews our compensation peer group each year (unless there have been significant changes to either our business model or market capitalization) and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements
In fiscal 2022, the principal elements of our executive compensation program, and the purposes for each element, were as follows:
Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level (if shared or otherwise publicly available), and the base salaries of our other Named Executive Officers. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual compensation review, with input from Ms. Tejada (except with respect to her own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In March 2021, the Compensation Committee reviewed the base salaries of our executive leadership team and direct reports to Ms. Tejada, including our other Named Executive Officers, taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of Ms. Tejada (except with respect to her own base salary), and the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee approved base salary increases for each of our Named Executive Officers to bring their base salaries to levels that were comparable to that of similarly situated executives at the companies in our compensation peer group, with such adjustments to be effective April 1, 2021.

The base salaries of our Named Executive Officers for fiscal 2022 and 2021 were as follows:

Named Executive Officer	Fiscal 2021 Base Salary ($)	Fiscal 2022 Base Salary ($)	Percentage Increase
Ms. Tejada	450,000	520,000	15.6%
Mr. Wilson	400,000	425,000	6.3%
Mr. Justice	350,000	400,000	14.4%
Ms. Giamalis	326,480	339,539	4.0%

The base salaries paid to our Named Executive Officers during fiscal 2022 are set forth in “Executive Compensation - Summary Compensation Table for Fiscal Year 2022” below under the heading “Executive Compensation.”

Short-Term Incentive Awards
In fiscal 2022, we used a short-term incentive compensation plan to motivate our employees, including our Named Executive Officers (other than Mr. Justice, our Executive Vice President, Chief Revenue Officer, who participates in a separate sales commission plan), to achieve our key annual business objectives. In March 2021, the Compensation Committee approved the Fiscal 2022 Short-Term Incentive Program (the “Fiscal 2022 Bonus Plan”) under the PagerDuty, Inc. Cash Incentive Bonus Plan to provide financial incentives to participants to achieve our key annual financial, operational, and strategic objectives as set forth in our fiscal 2022 annual operating plan and to maximize individual performance.
The Compensation Committee approved the Fiscal 2022 Bonus Plan and after taking into consideration the objectives set forth in our fiscal 2022 annual operating plan approved by our Board. The Fiscal 2022 Bonus Plan provided for annual cash bonus payouts to each of our Named Executive Officer participants based entirely on our level of achievement with respect to designated corporate performance objectives. To be eligible to earn a bonus under the Fiscal 2022 Bonus Plan, a participant had to commence employment with us no later than 90 days from the end of the applicable program period, which aligned to our fiscal year, and remain continually employed by, and in good standing with, us through the applicable payout date of the bonus.

Target Annual Cash Bonus Amounts

For purposes of the Fiscal 2022 Bonus Plan, the amount of the annual cash bonus payout each participant was eligible to earn was based upon a percentage of such participant’s annual base salary as of the beginning of the fiscal year. In March 2021, the Compensation Committee reviewed the target annual cash bonus amounts of our executive leadership team and direct reports to Ms. Tejada, including our other Named Executive Officers, taking into consideration the competitive market analysis prepared by its compensation consultant, the recommendations of Ms. Tejada (except with respect to her own target annual cash bonus amount), and the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Based on this review, the Compensation Committee determined to maintain the target annual cash bonus amounts (as a percentage of base salary) for Ms. Tejada, Mr. Wilson, and Ms. Giamalis at their fiscal 2021 levels, with such amounts to be effective for fiscal 2022.

The target bonus amounts of our Named Executive Officers (other than Mr. Justice) for purposes of the Fiscal 2022 Bonus Plan were as follows:

Named Executive Officer	Fiscal 2022 Target Bonus (as a Percentage of Base Salary)	Fiscal 2022 Target Bonus Amount ($)
Ms. Tejada	100%	508,685
Mr. Wilson	70%	294,671
Ms. Giamalis	40%	134,971

Potential bonus payouts for our Named Executive Officers under the Fiscal 2022 Bonus Plan could range from zero to 200% of their target bonus amount, as determined by the Compensation Committee.

Corporate Performance Measures

The Compensation Committee selected revenue and operating margin as the corporate performance measures under the Fiscal 2022 Bonus Plan. The Compensation Committee believed that, for purposes of the Fiscal 2022 Bonus Plan, revenue and operating margin were the most appropriate performance measures to use in determining annual cash bonus payouts for our Named Executive Officer because, in its view, they were the best indicators of our successful execution of our annual operating plan. The Compensation Committee carefully selected rigorous performance targets in order to provide significant incentives to our Named Executive Officers. For purposes of the Fiscal 2022 Bonus Plan, revenue was to be weighted as 75% of the target annual cash bonus amount and operating margin was to be weighted at 25% of the target annual cash bonus amount.
For purposes of the Fiscal 2022 Bonus Plan:
•“Revenue” meant our GAAP revenue as defined in our periodic reports filed with the Securities and Exchange Commission for fiscal 2022.
•The actual bonus amount attributable to the revenue performance measure could be greater or less than the target established for revenue of $267 million. Achievement of less than 90% of the target established for revenue would result in a bonus payout of 0%. Achievement of 90% of the target established for revenue would result in a bonus payout of 50% of target. Achievement of 107% of the target established for revenue would result in a bonus payout of 200% of target.
•“Operating margin” meant our non-GAAP operating margin as defined in our periodic reports filed with the Securities and Exchange Commission for fiscal 2022. We define “non-GAAP operating margin” as GAAP operating margin excluding stock-based compensation expense, amortization of acquired intangible assets, and transaction related costs. We believe that these expenses are not necessarily reflective of operational performance during a period. In particular, we believe the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.
•The actual bonus amount attributable to the operating margin performance measure could be greater or less than the target established for operating margin of negative 11%. In setting this target, the Compensation Committee took into consideration that the prior fiscal year was the first year of the pandemic, so the Company incurred significant savings relating to no travel expenses, no office catering, reduced facilities usage, and only virtual events. For fiscal 2022, there was an expectation to see a return of some, if not all, of these expenses. The target was set taking into account that the one-time benefit from prior year was not sustainable. Achievement of less than 91% of the target established for operating margin would result in a bonus payout of 0%. Achievement of 91% of the target established for operating margin would result in a bonus payout of 50% of target. Achievement of 127% of the target established for operating margin would result in a bonus payout of 200%.

Each measure is independent of the other. The payout for attainment between any two achievement levels for the revenue and operating margin performance measures described above would be determined on a straight-line extrapolation basis.

Fiscal 2022 Short-Term Incentive Award

In March 2022, the Compensation Committee determined the annual cash bonus payouts under the Fiscal 2022 Bonus Plan for our employees, including our Named Executive Officers who participated in the Fiscal 2022 Bonus Plan. The Compensation Committee reviewed our actual performance against the aggressive goals on accelerated growth that it set for fiscal 2022 and certified that we achieved revenue representing attainment of 105.4% of our revenue target for the year resulting in a payout percentage of 169.1%. The Compensation Committee attributed this level of attainment as a result of our consistent over-achievement each fiscal quarter in terms of nnARR, with good monthly linearity. The Compensation Committee also certified that we had achieved an operating margin representing 125.5% of our operating margin target for the year resulting in a payout percentage of 188.4%. The Compensation Committee attributed this level of attainment to the steps taken at the end of the first half of the fiscal year to target an improved exit run rate for fiscal 2022. These achievements were even more exceptional when considering that the Compensation Committee established aggressive goals in the beginning of the year that if achieved would ensure revenue growth on a larger base, and laid a path to improve long term operating leverage.

	FY22 Revenue (GAAP)
	Payout %	Performance to Target	Financial ($M)
Minimum Threshold	50%	90%	240
Target	100%	100%	267
	120%	102%	273
	140%	104%	278
Maximum	200%	107%	285

Actual	169.1%	105.4%	281.4

	FY22 Op Loss Margin (Non-GAAP)
	Payout %	Performance to Target	Op Loss Margin %
Minimum Threshold	50%	91%	-12.0%
Target	100%	100%	-11.0%
	120%	109%	-10.0%
	140%	118%	-9.0%
Maximum	200%	127%	-8.0%

Actual	188.4%	125.5%	-8.19%

Based on the respective weighting of each corporate performance measure, the Compensation Committee approved bonuses for each of our Named Executive Officers who participated in the Fiscal 2022 Bonus Plan equal to approximately 173.9% of their target bonus amounts, as reflected below:

Named Executive Officer	Target Annual Cash Bonus Payout ($)	Actual Annual Cash Bonus Payout ($)	Percentage of Target Annual Cash Bonus Actually Paid (%)
Ms. Tejada	508,685	884,730	173.9
Mr. Wilson	294,671	512,507	173.9
Ms. Giamalis	134,971	234,749	173.9

Sales Commission Plan
As our Executive Vice President, Chief Revenue Officer, Mr. Justice’s short-term incentive compensation was based primarily on his ability to drive annual sales results and secondarily on meeting our non-GAAP operating margin performance goal described above under our Fiscal 2022 Bonus Plan. Pursuant to our Fiscal 2022 Sales Compensation Plan (the “2022 Sales Plan”) under the PagerDuty, Inc. Cash Incentive Bonus Plan, Mr. Justice was eligible to earn a target variable commission equal to 100% of his fiscal 2022 annual base salary, or $400,000.

In fiscal 2022, 80% of Mr. Justice’s annual commission was based on our sales team’s performance in achieving our annual nnARR bookings target for the year. This amount was measured and paid monthly based on our actual performance against our nnARR targets for the year. This commission amount was to be paid linearly until he reached our target performance level for the year, at which point various accelerators would be triggered that could pay anywhere from two times the commission rate if we exceeded the target performance level and up to three times the commission rate if we exceeded 120% of the target performance level. The “commission rate” was calculated as the target commission divided by the nnARR target. Mr. Justice earned an aggregate payout for 2022 of $403,062 by meeting 113% of the target with respect to this 80% portion of his commission. The performance target levels for annual nnARR are not disclosed because we believe to do so would be competitively harmful, as it would give competitors insight into our strategic and financial planning processes. The Compensation Committee set the target for the nnARR performance measure at a level that it determined to be rigorous and challenging and that would require extraordinary efforts, excellent leadership, effective leveraging of our competencies and a focus on driving results. In addition, the Compensation Committee selected a nnARR target that exceeded our prior year performance.

The remaining 20% of Mr. Justice’s annual commission for fiscal 2022 was dependent on our operating margin performance based on the same performance target and payout methodology that was established for the Fiscal 2022 Bonus Plan and described above. This amount was to be measured and paid after the end of the year based on actual performance against our operating margin target under the Fiscal 2022 Bonus Plan. Since we achieved operating margin representing 125.5% of our operating margin target for the year, Mr. Justice earned a payout of $147,675 with respect to this 20% portion of his commission.

Based on this performance, for fiscal 2022, Mr. Justice earned a cash bonus under his sales commission plan in the amount of $550,737, or 140.6% of his target variable commission.

The annual short-term incentive payments made to our Named Executive Officers for fiscal 2022 are set forth in the “Executive Compensation—Summary Compensation Table for Fiscal Year 2022.”

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted to our Named Executive Officers by Compensation Committee. The amount and forms of such equity awards are determined after considering the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the Compensation Committee believes is reasonable and appropriate taking into consideration the factors described in the preceding sentence.

Annual Equity Awards

In March 2021, the Compensation Committee decided to introduce performance-vesting restricted stock unit (“PSU”) awards into our long-term incentive compensation program. The Compensation Committee decided to introduce PSUs to strengthen its pay-for-performance philosophy. Because PSUs only vest upon achievement of a key performance goal that drives our business and our stockholder value, the Compensation Committee believes that these awards increase the alignment between the interests of our executive officers and stockholders. Payout of the fiscal 2022 PSU awards was directly contingent upon the Company’s achievement of a rigorous stretch top line growth target.

RSUs that vest over a multi-year period also remain an important part of our executive compensation program. While RSUs also serve as a pay-for-performance tool as the awards appreciate in value as stock price increases, the RSUs provide more stability to equity-based incentive awards and encourage retention over a multi-year period. Accordingly, the Compensation Committee determined that the equity awards to be granted to our Named Executive Officers for fiscal 2022 should be in the form of both time-based restricted stock unit (“RSU”) awards that may be settled for shares of our common stock and PSU awards that may be earned and settled for shares of our common stock. The target value of the equity awards and the allocation between PSU awards and RSU awards granted to our Named Executive Officers in March 2021 were determined by the Compensation Committee after considering the intensely competitive market in which we operate, the value of our highly experienced executive team led by Ms. Tejada, the market data and recommendations provided by Compensia, as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above.

Ms. Tejada received the largest equity award based on her overall responsibility for our performance and success. In addition, further differentiation was made among our Named Executive Officers based on the Compensation Committee’s review of the competitive market data for their respective positions and its desire to smooth transition to a normalized annual grant program.

The equity awards granted to our Named Executive Officers effective April 2, 2021 were as follows:

Named Executive Officer	RSUs (number of units)(1)	RSU (Target Value) ($)	PSUs (Target Number of Units) (1)	PSUs (Target Value)(2) ($)
Ms. Tejada	240,215	10,000,000	48,043	2,000,000
Mr. Wilson	72,064	3,000,000	14,412	600,000
Mr. Justice	84,075	3,500,000	14,412	600,000
Ms. Giamalis	24,021	1,000,000	4,804	200,000

(1)
The number of units subject to the RSU awards and the PSU awards was determined by dividing (i) the RSU award target value or the PSU award target value, as applicable, by (ii) the average of the closing price of our common stock on the NYSE for the 30 trading days prior to the date of grant, rounded down to the nearest whole number of units. We use an average closing price to determine the number of shares, rather than the share price on the date of grant, to mitigate the impact of one-day or short-term stock price fluctuations. Each unit granted pursuant to these RSU awards and PSU awards represents a contingent right to receive one share of our common stock for each unit that is earned and/or vests.

(2)
Target value represents the value used by our Compensation Committee to calculate the number of shares subject to each Named Executive Officer’s equity awards at the target performance level. This target total value differs from the values reflected in the Summary Compensation Table for Fiscal Year 2022 for several reasons, including the manner in which we determine the number of units, as described in the footnote above. The values in the Summary Compensation Table for Fiscal Year 2022 represent the aggregate grant date fair value of each executive’s equity awards calculated in accordance with ASC 718 based on the single day closing price of our common stock on the date of grant and, for the PSUs, assuming the probable outcome of the performance conditions.

RSU Awards – In the case of the RSU awards granted in April 2021 to our Named Executive Officers, 1/16th of the total number of units subject to the awards will vest on each quarterly anniversary of April 2, 2021, subject to such Named Executive Officer’s Continuous Service (as defined in our 2019 Equity Incentive Plan (the “2019 Equity Plan”) through each applicable vesting date.

PSU Awards – In the case of the PSU awards granted in April 2021 to our Named Executive Officers, the units subject to the awards were to vest, if at all, based upon both (i) our level of achievement of a pre-established, rigorous performance condition (that is, nnARR) and (ii) each Named Executive Officer’s Continuous Service (as defined in the 2019 Equity Plan) through the time-based vesting schedule as set forth hereafter, and subject to the terms of the 2019 Equity Plan.

Design of Fiscal 2022 PSU Awards.
Performance Condition. A percentage of the target units set forth in each Named Executive Officer’s PSU grant notice (the “Target PSUs”) ranging from 0% to 200% were to become eligible to vest on the certification date based on our level of achievement of the nnARR performance target (the “Performance Target”) over the period commencing February 1, 2021 and ending January 31, 2022 (the “Performance Period”) as calculated in the following table:

Net New Annual Recurring Revenue	Number of Eligible PSUs
75% of the Performance Target (“Threshold”)	50% of Target PSUs
100% of the Performance Target (“Target”)	100% of Target PSUs
110% of the Performance Target (“10% Stretch”)	140% of Target PSUs
120% of the Performance Target (“20% Stretch”)	175% of Target PSUs
125% of the Performance Target (“Maximum”)	200% of Target PSUs

If nnARR was between Threshold and Target, Target and 10% Stretch, 10% Stretch and 20% Stretch, or 20% Stretch and Maximum, then the resulting number of Eligible PSUs were to be linearly interpolated between such levels of nnARR as set forth in the table above.

The number of units actually eligible to vest as determined by the Compensation Committee on the certification date were the “Eligible PSUs.” Any units which did not become Eligible PSUs on the certification date were to immediately terminate and be forfeited.

Time-Based Vesting Condition. Thirty-three percent of the aggregate number of Eligible PSUs were to vest on April 2, 2022, the first anniversary of the date of grant of the PSU award (the “First Vest Date”), and the remainder of the Eligible PSUs will vest in eight equal quarterly installments on each of January 2nd, April 2nd, July 2nd, and October 2nd (the “Quarterly Vest Dates”), subject to the Named Executive Officer’s Continuous Service as of the First Vest Date and each subsequent vesting date.

Our fiscal 2022 PSU awards are also subject to potential acceleration, as further described in “Executive Compensation— Potential Payments Upon Termination or Change in Control.”

Results of Fiscal 2022 PSU Awards.
On March 8, 2022, the Compensation Committee determined that our nnARR for fiscal 2022 was attained at 107.3% of the Performance Target. As shown in the foregoing table, this resulted in 129.2% of the Target PSUs granted to our Named Executive Officers becoming Eligible PSUs, as follows:

Named Executive Officer	Target Number of PSUs	Actual Payout Percentage	Eligible PSUs (Actual Number of PSUs eligible to vest under time-based vesting condition)
Ms. Tejada	48,043	129.2%	62,068
Mr. Wilson	14,412	129.2%	18,614
Mr. Justice	14,412	129.2%	18,614
Ms. Giamalis	4,804	129.2%	6,202

Disclosure of the target and actual nnARR amount would cause us meaningful competitive harm, but we have provided the percentage of the Performance Target attained as a meaningful key metric that conveys the key nature of the goal set and our achievements against it. These aggressive Performance Target ranges were set with a view to sustainable growth beyond delivering revenue only for fiscal 2022, and hence would require significant effort to achieve. It should be noted that the targets for this PSU award were even more aggressive than those for the annual cash bonus program, reflected in the Target PSU percentage being below that of the FY22 Short-Term Incentive percentage.

Retention Equity Awards

In September 2021, the Compensation Committee approved special RSU awards to enhance the retention of our executive officers, including our other Named Executive Officers. Based on the tight labor market in technology, competitor pressures, consideration of the value vested and unvested equity held by our Named Executive Officers and to ensure we can retain our highly qualified executive team in order to meet or exceed our business goals for the year, we felt it was necessary and appropriate to offer this special equity award for our top talent. The retention RSU awards granted to our Named Executive Officers effective October 2, 2021, which vest over three years subject to the Named Executive Officer’s continuous service, were as follows:

Named Executive Officer	RSU Award (number of units) (1)	RSU Award (target value) ($) (2)
Mr. Wilson	45,402	2,000,000
Mr. Justice	45,402	2,000,000
Ms. Giamalis	17,025	750,000

(1) The number of units subject to the RSU awards was determined by dividing(i) the RSU award target value by (ii) the average of the closing price of our common stock on The New York Stock Exchange for the 30 trading days prior to the date of grant, rounded down to the nearest whole number of units. Each unit granted pursuant to these RSU awards represents a contingent right to receive one share of our common stock for each unit that vests.
(2) Target value for the RSU awards reflected the same considerations described above for the RSUs granted effective April 2, 2021.

In the case of the RSU awards granted in October 2021 to certain of our Named Executive Officers, 30% of the number of units subject to the awards will vest on October 2, 2022, 30% of the number of units subject to the awards will vest on October 2, 2023, and 40% of the number of units subject to the awards will vest on October 2, 2024, subject to such Named Executive Officer’s Continuous Service (as defined in the 2019 Equity Plan) through each applicable vesting date.

The equity awards granted to our Named Executive Officers during fiscal 2022 are set forth in the “Fiscal 2022 Summary Compensation Table” and the “Fiscal 2022 Grants of Plan-Based Awards Table” below under the heading “Executive Compensation.”

Welfare and Health Benefits

We maintain a tax-qualified defined contribution retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), that provides eligible U.S. employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax and/or post-tax basis, up to the statutory annual limits on contributions under the Code. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Participants are immediately and fully vested in their contributions.

The Section 401(k) plan is intended to be qualified under Section 401(a) of the Code with the plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the Section 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the plan. Our 401(k) plan provides for discretionary matching of employee contributions. For fiscal 2022, we implemented an employer matching contribution of one percent (1%) of each participant’s employee contributions of at least one percent (1%) of eligible compensation through December 31, 2021. Effective January 1, 2022, the employer matching contribution was increased to two percent (2%) of each participant’s employee contributions of at least two percent (2%) of eligible wages during the period as defined in the 401(k) Plan.

Additional benefits offered to all employees, including our Named Executive Officers, include medical, dental, and vision insurance, business travel insurance, an employee assistance program, a mental health benefit, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and a monthly electronics allowance. During 2022, in response to the COVID-19 pandemic, we also offered specific home office related reimbursements to our employees.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes.

During fiscal 2022, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for any individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We have entered into a written amended and restated employment offer letter with Ms. Tejada (the “Tejada Amended and Restated Offer Letter”) and into either a confirmatory employment agreement or employment offer letter with each of our other Named Executive Officers. Each of these arrangements was approved on our behalf by the Compensation Committee or our Board at the recommendation of the Compensation Committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In filling each of our executive positions, our Board or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board and the Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.
Each of our employment arrangements provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause) and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, a target annual bonus opportunity, eligibility to participate in our employee benefit programs, and severance payments and benefits upon a qualifying termination of employment. Further, each of our Named Executive Officers has executed a form of our standard proprietary information and inventions assignment agreement.

Under the terms of the Tejada Amended and Restated Offer Letter, Ms. Tejada is eligible to receive certain specified severance payments and benefits in connection with certain terminations of her employment, including in connection with a change in control of our Company. Our other Named Executive Officers are eligible to participate in our Amended and Restated Executive Severance and Change in Control Policy (the “Severance Policy”). These post-employment compensation arrangements are discussed in “Executive Compensations—Potential Payments upon Termination or Change in Control.”

As a result of Ms. Giamalis’ cessation of services in 2022 being “without cause” she is eligible for the severance payments and benefits pursuant to the Severance Policy as summarized below, which include a lump sum cash amount equal to six months of her then-current annual base salary and premiums for certain COBRA benefits.

For detailed descriptions of the employment arrangements we maintained with our Named Executive Officers during fiscal 2022, see “Executive Compensations—Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Benefits

The Tejada Amended and Restated Offer Letter provides that Ms. Tejada is eligible to receive certain specified severance payments and benefits in connection with certain terminations of her employment, including in connection with a change in control of our Company. Our other Named Executive Officers are eligible to participate as Tier 2 participants in the Severance Policy. The Severance Policy provides these individuals with certain protection in the event of their termination of employment under specified circumstances, including following a change in control of our Company. To receive payments and benefits upon a qualifying termination of employment under these arrangements, our Named Executive Officers must sign and not revoke a general release of claims in our favor. In addition, under her Amended and Restated Offer Letter, Ms. Tejada must resign from our Board and return all of our property in her possession.

We believe that these protections were necessary to induce these individuals to leave their former employment for the uncertainty of a demanding position in a new and unfamiliar organization and help from a retention standpoint. These arrangements provide reasonable compensation to our Named Executive Officers if they leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a release of claims agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain our Named Executive Officers continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of our Company. The terms and conditions of Ms. Tejada’s Amended and Restated Offer Letter and the Severance Policy were approved by the Compensation Committee after an analysis of competitive market data.

All payments and benefits in the event of a change in control of our Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement) or in the case of equity acceleration, upon a change in control if the acquiring company refuses to assume, continue, substitute for, or cancel for a specified per-share amount the outstanding awards. In the case of the acceleration of vesting of outstanding equity awards, we use these arrangements to protect against the loss of retention value in connection with and following a change in control of our Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

Originally, the Severance Policy was to remain in effect for three years from the date of the completion of our initial public offering, April 15, 2019, except that if on the date the Severance Policy is set to expire we have entered into an agreement that would cause a change in control to occur, then the Severance Policy will remain in effect until the consummation of the transaction constituting the change in control. On December 1, 2021, the Compensation Committee amended the Severance Policy to extend its term until April 11, 2025.

If any of the payments or benefits provided for under the Tejada Amended and Restated Offer Letter and the Severance Policy or otherwise payable to a Named Executive Officer would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax, a Named Executive Officer would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our Named Executive Officer.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of our Company and have no such obligations in place with respect to any of our executive officers, including our Named Executive Officers.

We believe that having in place reasonable and competitive post-employment compensation arrangements in the event of a change in control of our Company are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

In May 2020, we amended the terms of all our outstanding options and RSU awards granted under our 2019 Equity Plan and our 2010 Stock Plan, to provide that, in the event of the holder’s termination due to death, the awards will accelerate in full.

In March 2021, we amended the Tejada Amended and Restated Offer Letter to provide that in the event of a “change in control transaction” (as defined in the Amended and Restated Offer Letter) where her unvested equity awards that are subject to time-based vesting are not assumed, substituted, continued, or cancelled for a per-share amount payable to the holders of our common stock in connection with such change in control transaction (the “Terminating Equity Awards”), then 100% of the Terminating Equity Awards will automatically vest and, as applicable, become exercisable immediately prior to the change in control transaction and contingent upon the closing or completion of the change in control transaction (the “Terminating Award Acceleration”). The Terminating Award Acceleration will not apply to any equity awards that are subject to performance or milestone-based vesting conditions and each such equity award will be governed by its own terms with respect to treatment in the event of a change in control transaction. The Terminating Award Acceleration is contingent on a change in control transaction and does not require Ms. Tejada’s termination of service.

In addition, in March 2021, we also amended and restated the Severance Policy in its entirety to provide a similar provision for Tier 2 and Tier 3 Participants (as defined in the Severance Policy). In the event of a “change in control” (as defined in the 2019 Equity Plan) where a participant’s then-unvested equity awards that are subject to time-based vesting are Terminating Equity Awards, then 100% (in the case of a Tier 2 Participant) or 50% (in the case of a Tier 3 Participant) of such Terminating Equity Awards will be subject to the Terminating Award Acceleration. The Terminating Award Acceleration will not apply to any equity awards held by the participant that are subject to performance or milestone-based vesting conditions and each such equity award will be governed by its own terms with respect to treatment in the event of a change in control. The Terminating Award Acceleration is contingent on a change in control and does not require a “qualifying termination” (as defined in the Severance Policy) or other termination of service.

Our fiscal 2022 PSU awards are also subject to potential acceleration, as further described in “Executive Compensations—Potential Payments Upon Termination or Change in Control.”

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our Named Executive Officers during fiscal 2022, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on January 31, 2022, see “Executive Compensations—Potential Payments Upon Termination or Change in Control.”

Other Compensation Policies

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the CEO and CFO may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our employees (including our officers) and the non-employee members of our Board from engaging in derivative securities or hedging transactions. This prohibition extends to publicly traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued to our employees (including our officers) and the non-employee members of our Board by our Company). This includes any hedging or similar transaction designed to decrease the risks associated with holding our common stock.
Similarly, our Insider Trading Policy prohibits our employees (including our officers) and the non-employee members of our Board from using our securities as collateral for loans, pledging our securities as collateral for loans, or holding our common stock in a margin account.

Compensation Risk Assessment

The Compensation Committee has reviewed our compensation policies and practices, in consultation with Compensia, to assess whether they encourage employees to take inappropriate risks. After conducting this review of compensation-related risk, the Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019. For purposes of Section 162(m), a “covered employee” includes our chief executive officer, chief financial officer, any other executive officer whose total compensation is required to be reported to stockholders under the Exchange Act by reason of such individual being among the three highest compensated executive officers for the tax year, and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016.

Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our Named Executive Officers in a manner consistent with the goals of our executive compensation program and the best interests of our Company and its stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2022

The following table presents all of the compensation awarded to or earned by or paid to our Named Executive Officers for the fiscal years ended January 31, 2022, 2021 and 2020.

Name	Fiscal Year	Salary ($)	Bonus ($)(1)	Options Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jennifer Tejada Chief Executive Officer	2022	508,333	—	—	11,867,582	884,730	7,923	13,268,568
	2021	450,000	—	—	5,646,686	588,150	2,058	6,686,894
	2020	414,166	—	8,566,174	—	62,114	23,337	9,065,791
Howard Wilson Chief Financial Officer	2022	420,833	—	—	5,480,722	512,507	5,032	6,419,094
	2021	400,000	—	—	2,971,938	365,960	5,891	3,743,789
	2020	357,145	—	2,315,182	—	46,295	11,030	2,729,652
David Justice Executive Vice President, Chief Revenue Officer	2022	391,667	—	—	5,975,214	550,737	4,384	6,922,002
	2021	350,000	58,333	—	984,703	289,667	4,878	1,687,581
	2020	43,750	29,167	440,306	5,215,551	—	794	5,729,568
Stacey Giamalis(5) Former Senior Vice President, Legal, General Counsel, and Secretary	2022	337,363	—	—	1,906,883	234,749	3,117	2,482,112
	2021	326,480	—	—	1,238,308	169,100	4,339	1,738,227
______________
(1)    The amounts reported for Mr. Justice reflect a portion of the non-recoverable draw against commissions for the fiscal years ended January 31, 2021 and 2020 pursuant to the terms of his offer letter.
(2)    The amounts reported represent the aggregate grant date fair value of the option awards, RSU awards, and PSU awards, as applicable, granted to the Named Executive Officer in the fiscal years ended January 31, 2022, 2021 and 2020, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the option awards and stock awards reported in this column are set forth in Note 11 to our audited financial statements included in our Annual Report. With respect to PSUs granted in fiscal 2022, the grant date fair value in the table above is calculated assuming probable outcome of the applicable performance condition, measured as of the grant date in accordance with FASB ASC Topic 718. The grant date fair value of the PSUs, assuming achievement of the maximum level of performance under the applicable performance conditions is $3,955,861 for Ms. Tejada, $1,186,684 for each of Mr. Wilson and Mr. Justice, and $395,861 for Ms. Giamalis. The amounts reported in this column reflect the accounting cost for these option awards and stock awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers upon vesting of the awards.
(3)    The amounts reported represent the Named Executive Officer’s total cash incentive bonuses earned for the fiscal year ended January 31, 2022, 2021 and 2020, as described above under “Compensation Elements—Target Bonus Amounts,” and paid in fiscal 2022, 2021, and 2020, respectively.
(4)    The amounts reported include (i) driver services for Ms. Tejada, (ii) matching 401(k) contributions for each of Messrs. Wilson, Justice, and Ms. Giamalis, (iii) recognition awards and associated tax gross-up for each of Ms. Tejada ($492), Mr. Wilson ($492), and Ms. Giamalis ($147), and (iv) amounts paid to Ms. Tejada and Mr. Justice for the Company’s offsite sales achievers awards and associated tax gross-up for Mr. Justice ($405).
(5)     On March 25, 2022, Ms. Giamalis notified the Company of her decision to resign as Senior Vice President, Legal, General Counsel, and Secretary of the Company, effective April 25, 2022.

Grants of Plan-Based Awards

The following table shows, for the fiscal year ended January 31, 2022, certain information regarding grants of plan-based awards to our Named Executive Officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Jennifer Tejada	—	254,342	508,685	1,017,370
	4/2/2021				24,022	48,043	96,086	240,215(4)	$11,867,582
Howard Wilson	—	147,336	294,671	589,342
	10/2/2021							45,402(5)	$1,920,505
	4/2/2021				7,206	14,412	28,824	72,064(4)	$3,560,217
David Justice	—	—	391,717	—
	10/2/2021							45,402(5)	$1,920,505
	4/2/2021				7,206	14,412	28,824	84,075(4)	$4,054,710
Stacey Giamalis	—	67,486	134,971	269,942
	10/2/2021							17,025(5)	$720,158
	4/2/2021				2,402	4,804	9,608	24,021(4)	$1,186,725

(1)
These amounts reflect the threshold, target, and maximum non-equity incentive cash bonus amounts for performance for the fiscal year ended January 31, 2022 for each of our Named Executive Officers, except for Mr. Justice, pursuant to the Fiscal 2022 Bonus Plan. For Mr. Justice, these amounts reflect the target non-equity incentive cash bonus amount for performance for fiscal year ended January 31, 2022, pursuant to the Sales Plan. The Sales Plan does not specify overall threshold or maximum amounts. These amounts do not necessarily correspond to the actual amounts that were received by our Named Executive Officers. Target bonuses were set as a percentage of each Named Executive Officer's base salary earned for the fiscal year ended January 31, 2022, and were 100% for Ms. Tejada, 70% for Mr. Wilson, 100% for Mr. Justice (his target amount is a prorated amount for fiscal 2022 consisting of Mr. Justice’s salary from February 1, 2021 to March 31, 2021 and his new salary as of April 1, 2021), and 40% for Ms. Giamalis, as further described in “Compensation Discussion and Analysis” above.

(2)	Amounts in the “Estimated Future Payouts Under Equity Incentive Plan Awards” represent the fiscal 2022 PSUs that were granted on April 2, 2021 and are eligible to vest based on the achievement of nnARR performance target during the one year performance period. The amounts shown in the Threshold column reflect the PSUs earned if the minimum corporate performance metric is met and is 50% of the amounts shown under the Target column. The amounts shown in the Target column reflect the PSUs earned if the corporate performance metric is at target. The amounts shown in the Maximum column reflect the PSUs earned if the maximum corporate performance metric is met and is 200% of the amounts shown under the Target column. The PSUs vest over three years, subject to continued service with us.
(3)
Amounts shown represent the aggregate grant date fair value of the equity awards, which includes RSUs and target PSUs, granted to our named executive officers, computed in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in the calculation of these amounts are described in Note 11 to our audited financial statements included in our Annual Report. The grant date fair value of the PSUs in the table above is calculated assuming probable outcome of the applicable performance condition, measured as of the grant date in accordance with ASC Topic 718. These amounts may not correspond to the actual value that may be recognized by our named executive officers. Material terms of plan-based awards, including criteria used in determining amounts payable and vesting of awards, are further discussed in “Compensation Discussion and Analysis” above.

(4)	The amounts represent RSU awards that vest ratably every quarter over four years with first vest occurring on July 2, 2021, subject to continuous service with us.
(5)	The amounts represent RSU awards that vest according to the following schedule: 30% of the shares vest on the first and second anniversaries of the grant date, and the remaining 40% of the shares vest on the third anniversary of the grant date subject to continuous service with us.

Outstanding Equity Awards as of January 31, 2022

The following table presents the outstanding equity incentive plan awards held by each of our Named Executive Officers as of January 31, 2022.

	Option Awards(1)					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested (3) ($)
Jennifer Tejada Chief Executive Officer	4/2/2021					195,175(4)	6,444,679	48,043(5)	1,586,380
	4/2/2020	—	—	—	—	199,891(4)	6,600,401
	3/8/2019(6)	814,000	—	14.52	3/7/2029	—	—
	7/10/2018(7)	726,542	—	7.43	7/9/2028	—	—
	7/22/2016(8)	1,871,154	—	2.00	7/21/2026	—	—
Howard Wilson Chief Financial Officer	10/2/2021(9)					45,402	1,499,174
	4/2/2021					58,552(4)	1,933,387	14,412(5)	475,884
	4/2/2020	—	—	—	—	105,206(4)	3,473,902
	3/8/2019(10)	220,000	—	14.52	3/7/2029	—	—
	7/10/2018(11)	221,334	8,666	7.43	7/9/2028	—	—
	12/30/2016(12)	246,164	—	2.00	12/29/2026	—	—
David Justice Executive Vice President, Chief Revenue Officer	10/2/2021(9)					45,402	1,499,174
	4/2/2021					68,311(4)	2,255,629	14,412(5)	475,884
	4/2/2020(13)	—	—	—	—	34,859	1,151,044
	1/2/2020(14)	21,248	21,248	24.34	1/1/2030	107,140	3,537,763
Stacey Giamalis (17) Senior Vice President, Legal, General Counsel, and Secretary	10/2/2021(9)					17,025	562,166
	4/2/2021					19,518(4)	644,484	4,804(5)	158,628
	4/2/2020	—	—	—	—	43,836(4)	1,447,465
	3/8/2019(15)	59,000	—	14.52	3/7/2029	—	—
	4/9/2018(16)	206,184	9,060	5.87	4/8/2028	—	—
______________
(1)    All option and stock awards listed in this table were granted pursuant to the 2010 Plan or the 2019 Plan and are subject to acceleration of vesting as described in “—Employment Agreements with our Named Executive Officers ” or “—Potential Payments upon Termination or Change of Control” below.
(2)    This column represents the market value of the shares of our common stock underlying the stock awards as of January 31, 2022, based on the closing price of our common stock, as reported on the NYSE, of $33.02 per share on January 31, 2022.
(3)     Target value represents the value used by our Compensation Committee to calculate the number of shares subject to each Named Executive Officer’s equity awards at the target performance level. This target total value differs from the values reflected in the Summary Compensation Table for several reasons. The values in the Summary Compensation Table represent the aggregate grant date fair value of each executive’s equity awards calculated in accordance with ASC 718 based on the single day closing price of our common stock on the date of grant and, for the PSUs, assuming the probable outcome of the performance conditions.
(4)     The shares underlying the stock award shall vest in 1/16 quarterly installments, commencing three months after the grant date, subject to continuous service through each such date.
(5)    Each PSU granted represents a contingent right to receive one share of our common stock for each unit that is earned. The units subject to the PSU award vests, if at all, based upon both (i) a pre-established, rigorous performance condition (that is, nnARR) and (ii) each Named Executive Officer’s Continuous Service (as defined in the 2019 Equity Plan) through the following time-based vesting schedule: Thirty-three percent of the aggregate number of Eligible PSUs vest on April 2, 2022, the first anniversary of the date of grant of the PSU award (the “First Vest Date”), and the remainder of the Eligible PSUs will vest in eight equal quarterly installments on each of January 2nd, April 2nd, July 2nd, and October 2nd (the “Quarterly Vest Dates”), subject to the Named Executive Officer’s Continuous Service as of the First Vest Date and each subsequent vesting date.
(6)    All shares subject to the stock option first became exercisable on the grant date, subject to our right to repurchase unvested shares in the event Ms.     Tejada’s employment terminates. The option vests as follows: (a) for 407,000 shares of 814,000 shares, 25% of the shares subject to option (a) shall vest on March 8, 2020 and 1/48th per month thereafter and (b) for 407,000 shares of 814,000 shares, 25% of the shares subject to option (b) shall vest on

March 8, 2021 and 1/48th per month thereafter, subject to her continuous service through each such date. Out of the unexercised options exercisable, 474,834 shares subject to the options were vested as of January 31, 2022.
(7)    A portion of the option covering 26,916 shares is intended to qualify as an incentive stock option for federal tax purposes, and the remaining option to purchase 713,084 shares is a nonstatutory stock option. The option becomes exercisable as follows: (a) 13,458 shares subject to the incentive stock option first become exercisable on January 1 in each of 2021 and 2022; and (b) all of the 713,084 shares subject to the nonstatutory stock option first become exercisable on the grant date, subject to our right to repurchase unvested shares in the event Ms. Tejada’s employment terminates. 12/48th of the total shares subject to the option vests on the 12-month anniversary of the vesting commencement date of July 10, 2018 and 1/48th of the total shares subject to the option vests on the same day of each month thereafter, subject to her continuous service to us through each such date. Out of the unexercised options exercisable, 634,042 shares subject to the options were vested as of January 31, 2022.
(8)    A portion of the option covering 250,000 shares is intended to qualify as an incentive stock option for federal tax purposes, and the remaining option to purchase 3,638,426 shares is a nonstatutory stock option. The option becomes exercisable as follows: (a) 50,000 shares subject to the incentive stock option first become exercisable on the grant date and an additional 50,000 shares subject to the incentive stock option first become exercisable on January 1 in each of 2017, 2018, 2019, and 2020; and (b) all of the 3,638,426 shares subject to the nonstatutory stock option first become exercisable on the grant date, subject to our right to repurchase unvested shares in the event Ms. Tejada’s employment terminates. 12/48th of the total shares subject to the option vests on the 12-month anniversary of the vesting commencement date of July 22, 2016 and 1/48th of the total shares subject to the option vests on the same day of each month thereafter, subject to her continuous service to us through each such date. Out of the unexercised options exercisable, 1,871,154 shares subject to the options were vested as of January 31, 2022.
(9)    The amounts represent RSU awards that vest according to the following schedule: 30% of the shares vest on the first and second anniversaries of the grant date, and the remaining 40% of the shares vest on the third anniversary of the grant date subject to continuous service with us.
(10)    All shares subject to the stock option first became exercisable on the grant date, subject to our right to repurchase unvested shares in the event Mr. Wilson’s employment terminates. The option vests as follows: (a) for 110,000 shares of 220,000 shares, 25% of the shares subject to option (a) vested on March 8, 2020 and 1/48th per month thereafter and (b) for 110,000 shares of 220,000 (6) shares, 25% of the shares subject to option (b) shall vest on March 8, 2021 and 1/48th per month thereafter subject to his continuous service through each such date. Out of the unexercised options exercisable, 128,334 shares subject to the options were vested as of January 31, 2022.
(11)    A portion of the option covering 26,916 shares is intended to qualify as an incentive stock option for federal tax purposes, and the remaining portion of the option covering 203,084 shares is a nonstatutory stock option. The option becomes exercisable as follows: (a) 13,458 shares subject to the incentive stock option first become exercisable on January 1 in each of 2021 and 2022; and (b) all of the 203,084 shares subject to the nonstatutory stock option first become exercisable on the grant date, subject to our right to repurchase unvested shares in the event Mr. Wilson’s employment terminates. 12/48th of the total shares subject to the option vests on the 12-month anniversary of the vesting commencement date of July 10, 2018 and 1/48th of the total shares subject to the option vests on the same day of each month thereafter, subject to his continuous service to us through each such date. Out of the unexercised options exercisable, 201,250 shares subject to the options were vested as of January 31, 2022.
(12)    A portion of the option covering 250,000 shares is intended to qualify as an incentive stock option for federal tax purposes, and the remaining portion of the option covering 372,148 shares is a nonstatutory stock option. The option becomes exercisable as follows: (a) 50,000 shares subject to the incentive stock option first become exercisable on the grant date and an additional 50,000 shares subject to the incentive stock option first become exercisable on January 1 in each of 2017, 2018, 2019, and 2020; and (b) all of the 372,148 shares subject to the nonstatutory stock option first become exercisable on the grant date, subject to our right to repurchase unvested shares in the event Mr. Wilson’s employment terminates. 12/48th of the total shares subject to the option vests on the 12-month anniversary of the vesting commencement date of December 23, 2016 and 1/48th of the total shares subject to the option vests on the same day of each month thereafter, subject to continuous service to us through each such date. Out of the unexercised options exercisable, 246,164 shares subject to the options were vested as of January 31, 2022.
(13)    The shares underlying the stock award shall vest as follows: 25% of the shares shall vest on April 2, 2021 and 1/16 quarterly thereafter, subject to Mr. Justice’s continuous service through each such date.
(14)    The shares underlying the options shall vest and become exercisable and the shares underlying the stock award shall vest in accordance with the following schedule: 25% one year from the date of grant and the remaining shall vest in 1/16 quarterly installments thereafter, subject to Mr. Justice's continuous service through each such date.
(15)    All shares subject to the stock option first became exercisable on the grant date, subject to our right to repurchase unvested shares in the event Ms. Giamalis’ employment terminates. The option vests as follows: (a) for 37,500 shares of 75,000 shares, 25% of the shares subject to option (a) shall vest on March 8, 2020 and 1/48th per month thereafter and (b) for 37,500 shares of 75,000 shares, 25% of the shares subject to option (b) shall vest on March 8, 2021 and 1/48th per month thereafter, subject to her continuous service through each such date. Out of the unexercised options exercisable, 43,750 shares subject to the options were vested as of January 31, 2022.
(16)    A portion of the option covering 85,250 shares is intended to qualify as an incentive stock option for federal tax purposes, and the remaining portion of the option covering 298,250 shares is a nonstatutory stock option. The incentive stock options vested and became exercisable as follows: (a) 20% of the shares subject to the options vested on March 9, 2018 and an additional 17,050 shares subject to the incentive stock options first become exercisable January 1 in each of 2019, 2020, 2021 and 2022; and (b) the non-qualified stock options 203,084 shares first became exercisable on March 9, 2018, subject to our right to repurchase unvested shares in the event the reporting person's employment terminates. 12/48th of the total shares vested on the 12-month anniversary of March 9, 2018 and 1/48th of the part (b) shares vests monthly thereafter for a total vesting period of 48 months. Out of the unexercised options exercisable, 206,184 shares subject to the options were vested as of January 31, 2022.
(17) Because Ms. Giamalis notified the Company on March 25, 2022 of her decision to resign as Senior Vice President, Legal, General Counsel, and Secretary of the Company, effective April 25, 2022, her equity awards will cease vesting as of her separation date and that the period of time she may exercise options was shortened to August 4, 2022.

Stock Option Exercises and Stock Vested

The following table shows for the fiscal year ended January 31, 2022, certain information regarding option exercises and stock vested during the last fiscal year with respect to our Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Jennifer Tejada	834,730	32,051,751	133,880	5,353,635
Howard Wilson	83,000	3,157,274	60,270	2,412,497
David Justice	—	—	96,445	3,874,931
Stacey Giamalis	93,256	3,722,825	23,986	960,421

(1)	The value realized on exercise represents the difference between the exercise price per share of the stock option and the market price of our common stock at the time of exercise. The value realized was determined without considering any taxes that may have been owed.
(2)	The value realized upon vesting of restricted stock units is calculated by multiplying the number of shares vested by the closing price of our common stock on the vest date.

Employment Agreements with our Named Executive Officers

Below are descriptions of our employment agreements with our Named Executive Officers. The agreements generally provide for at-will employment and set forth the Named Executive Officer’s initial base salary, target annual bonus opportunity, eligibility for employee benefits, and severance benefits upon a qualifying termination of employment. Furthermore, each of our Named Executive Officers has executed a form of our standard proprietary information and inventions assignment agreement. The key terms of the employment agreements with our Named Executive Officers are described below.

Jennifer Tejada

We entered into an amended and restated offer letter with Jennifer Tejada, our Chief Executive Officer, which was most recently amended in March 2021 and which sets forth the terms and conditions of her employment with us. The amended and restated offer letter has no specific term and provides for at-will employment. The amended and restated offer letter supersedes all existing agreements and understandings Ms. Tejada may have concerning her employment relationship with us. Ms. Tejada’s current annual base salary is $520,000 and her current target annual bonus opportunity is $520,000. Ms. Tejada is eligible to participate in benefit plans and arrangements made available to all of our full-time employees, subject to the terms of such plans.

The amended and restated offer letter reaffirms that, on July 22, 2016, Ms. Tejada was granted a time-based vesting option to purchase shares of our common stock, which represented the right to purchase 6.25% of our issued and outstanding securities on a fully diluted basis as of the grant date. Pursuant to the terms of the amended and restated offer letter, if Ms. Tejada’s equity awards subject to time-based vesting and granted prior to a change in control transaction (as defined in her amended and restated offer letter) are not assumed, substituted, continued or cancelled for consideration (or, following the March 2021 amendment, a per-share amount payable to holders of common stock, less any applicable per-share exercise price payable upon exercise of such equity award) in connection with the change in control transaction, 100% of the then-unvested shares subject to such equity awards will vest immediately prior to the change in control transaction.

Under Ms. Tejada’s amended and restated offer letter, if Ms. Tejada’s employment is terminated other than for “cause,” she resigns for “good reason,” or her employment terminates due to her death or “disability” (such terms as defined in her amended and restated offer letter), in each case, during the period from three months before until 18 months following a “change in control transaction” (such period for the purposes of Ms. Tejada’s amended and restated offer letter, the “change in control transaction period”), Ms. Tejada will be eligible to receive the following severance benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 18 months of her then-current annual base salary, plus an additional $12,000; (ii) 100% accelerated vesting and exercisability, as applicable, of all of her outstanding equity awards subject to time-based vesting and granted prior to a change in control transaction; (iii) a lump sum cash amount equal to a prorated amount of her target annual bonus opportunity; and (iv) payment or reimbursement of premiums to continue group health coverage under COBRA (as defined below) for 18 months.

Further, under Ms. Tejada’s amended and restated offer letter, if Ms. Tejada’s employment is terminated other than for cause, she resigns for good reason, or her employment terminates due to her death or disability any time other than during the change in control transaction period, Ms. Tejada will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to 12 months of her then-current annual base salary, plus an additional $12,000; (ii) accelerated vesting and exercisability, as applicable, of each of her outstanding equity awards subject to time-based vesting with respect to a number of shares equal to 50% of the number of shares originally subject to the equity award; (iii) a lump sum cash amount equal to a prorated amount of her target annual bonus opportunity; and (iv) payment or reimbursement of the premiums to continue group health coverage under COBRA for 12 months.

To receive the severance benefits above upon a qualifying termination, Ms. Tejada must timely (i) resign from our Board, (ii) sign and not revoke a general release of claims in our favor, and (iii) return all of our property in her possession.

If any of the payments provided for under Ms. Tejada’s amended and restated offer letter or otherwise payable to Ms. Tejada would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then she will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to her. Ms. Tejada’s amended and restated offer letter does not require us to provide any tax gross-up payments to her.

Howard Wilson

We have entered into a confirmatory employment agreement with Howard Wilson, our Chief Financial Officer. The confirmatory employment agreement has no specific term and provides for at-will employment. Mr. Wilson’s current annual base salary is $425,000 and his current target annual bonus opportunity is $297,500. Mr. Wilson is eligible to participate in benefit plans and arrangements made available to all our full-time employees. Mr. Wilson also is eligible to receive severance benefits upon certain qualifying terminations of his employment, as more fully described below under “—Potential Payments upon Termination or Change of Control.”

David Justice

We have entered into an offer letter with David Justice, our Executive Vice President, Chief Revenue Officer. The offer letter has no specific term and provides for at-will employment. Mr. Justice’s current annual base salary is $400,000 and his current target sales commission opportunity is $400,000. Mr. Justice is eligible to participate in benefit plans and arrangements made available to all our full-time employees. Mr. Justice also is eligible to receive severance benefits upon certain qualifying terminations of his employment, as more fully described below under “—Potential Payments upon Termination or Change of Control.”

Stacey Giamalis

We have entered into a confirmatory employment agreement with Stacey Giamalis, our Senior Vice President, Legal, General Counsel, and Secretary which was effective prior to her separation with us in 2022. The confirmatory employment agreement had no specific term and provided for at-will employment. Ms. Giamalis’s annual base salary is $339,539. Ms. Giamalis was eligible to participate in benefit plans and arrangements made available to all our full-time employees. Ms. Giamalis was also eligible to receive severance benefits upon certain qualifying terminations of her employment, as more fully described below under “—Potential Payments upon Termination or Change of Control.”

Potential Payments upon Termination or Change of Control

We maintain an Executive Severance and Change in Control Policy (the “ Severance Policy”), for Mr. Wilson, Mr. Justice, Ms. Giamalis (prior to the cessation of her services) and certain other executives (other than Ms. Tejada) and key employees, or participants, which was most recently amended in March 2021. Under the Severance Policy, if we terminate the employment of Mr. Wilson, Mr. Justice or Ms. Giamalis other than for “cause,” or he or she resigns for “good reason” (such terms as defined in the policy), in each case, during the period from three months before until 12 months following a “change in control” (as defined in the Severance Policy and such period for the purposes of the Severance Policy, the “change in control period”), Mr. Wilson, Mr. Justice or Ms. Giamalis, as applicable, will be eligible to receive the following severance benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 12 months of then-current annual base salary; (ii) a lump sum cash amount equal to a prorated amount of target annual bonus opportunity; (iii) continuation of health plan benefits at no cost under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for up to 12 months, and (iv) 100% of then outstanding and unvested equity awards that are subject to time-based vesting will fully vest and, as applicable, be exercisable.

Further, under the Severance Policy, if Mr. Wilson, Mr. Justice or Ms. Giamalis is terminated other than for cause any time other than during the change in control period, he or she will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to six months of his then-current annual base salary and (ii) continuation of health plan benefits at no cost under COBRA for up to six months.

In addition, pursuant to the March 2021 amendment, if equity awards held by Mr. Wilson, Mr. Justice or Ms. Giamalis that are subject to time-based vesting and granted prior to a change in control are not assumed, substituted, continued or cancelled for a per-share amount payable to holders of common stock, less any applicable per-share exercise price payable upon exercise of such equity award, in connection with the change in control, 100% of the then-unvested shares subject to such equity awards will vest immediately prior to the change in control, contingent upon such transaction.

To receive the severance benefits above upon a qualifying termination, Mr. Wilson, Mr. Justice or Ms. Giamalis, as applicable, must sign and not revoke a general release of claims in our favor by the deadline set forth in the Severance Policy.

If any of the payments provided for under the Severance Policy or otherwise payable to Mr. Wilson, Mr. Justice or Ms. Giamalis would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then he or she will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. The Severance Policy does not require us to provide any tax gross-up payments to Mr. Wilson, Mr. Justice or Ms. Giamalis or any other participant.

Originally, the Severance Policy was to remain in effect for three years from the date of the completion of our initial public offering, which occurred on April 15, 2019, except if on the date the Severance Policy is set to expire we have entered into an agreement that would cause a change in control to occur, then the Severance Policy will remain in effect until the consummation of the transaction constituting a change in control. On December 1, 2021, the Compensation Committee amended the Severance Policy to extend its term until April 11, 2025.

Ms. Tejada is not eligible to participate in the Severance Policy and is only eligible to receive potential termination or change of control payments pursuant to her amended and restated employment agreement, as described in “—Employment Agreements with our Named Executive Officers—Jennifer Tejada”.

In addition, in May 2020 all options and RSUs granted under our 2019 Plan and our 2010 Plan were amended to provide that they will fully accelerate in the event of the holder’s termination due to death.

Pursuant to the terms of our fiscal 2022 PSU awards, in the event of the holder’s termination due to death, the Eligible PSUs will fully accelerate. In the event of a change in control, the Eligible PSUs will continue to vest in accordance with the time-based schedule, subject to potential acceleration pursuant to the Severance Policy terms or, with respect to Ms. Tejada, pursuant to her amended and restated employment agreement terms, applicable to time-based vesting awards. In addition, upon Ms. Tejada’s involuntary termination (as defined in her amended and restated employment agreement) excluding death, the Eligible PSUs then-outstanding will be eligible for the vesting acceleration that applies to time-based vesting awards under her employment agreement.

The following table summarizes the estimated payments and benefits that would be provided to our Named Executive Officers upon termination or a change of control, assuming the triggering event took place on January 31, 2022.

Named Executive Officer	Involuntary Termination of Employment Without Cause Not in Change in Control Period(1)(2) ($)	Involuntary Termination of Employment Due to Death Not in Change in Control Period(12) ($)	Involuntary Termination of Employment Without Cause or Voluntary Resignation for Good Reason Within Change in Control Period(2) ($)	Involuntary Termination of Employment Due to Death Within Change in Control Period(13) ($)	Change in Control Where Awards Are Not Assumed and Executive Remains in Service(11) ($)
Jennifer Tejada
Severance Payment(3)	1,052,000	1,052,000	1,312,000	1,312,000	—
Value of Benefits(4)	33,172	33,172	49,758	49,758	—
Equity Acceleration(5)(6)	11,636,553	23,273,105	23,273,105	23,273,105	23,273,105
Total	12,721,725	24,358,277	24,634,863	24,634,863	23,273,105
Howard Wilson
Severance Payment(7)	212,500	—	722,500	—	—
Value of Benefits(4)	13,938	—	27,875	—	—
Equity Acceleration(5)(8)	—	9,813,881	9,813,881	9,813,881	9,813,881
Total	226,438	9,813,881	10,564,256	9,813,881	9,813,881
David Justice
Severance Payment(9)	200,000	—	800,000	—	—
Value of Benefits(4)	16,586	—	33,172	—	—
Equity Acceleration(5)(8)	—	9,103,927	9,103,927	9,103,927	9,103,927
Total	216,586	9,103,927	9,937,099	9,103,927	9,103,927
Stacey Giamalis(14)
Severance Payment(10)	169,770	—	475,355	—	—
Value of Benefits(4)	20,134	—	20,134	—	—
Equity Acceleration(5)(8)	—	4,041,746	4,041,746	4,041,746	4,041,746
Total	189,904	4,041,746	4,537,235	4,041,746	4,041,746

(1)	Includes, for Ms. Tejada, a resignation for good reason or involuntary termination due to disability.
(2)	Includes, for Ms. Tejada, an involuntary termination due to disability. The Change in Control Period is defined as the period commencing three months prior to and ending 12 months (or, with respect to Ms. Tejada, 18 months) following a change in control.
(3)
$1.1 million represents 12 months of the Named Executive Officer's annual base salary in effect on January 31, 2022, plus 100% of the Named Executive Officer's target annual bonus for fiscal year 2022, plus an additional $12,000. $1.3 million represents 18 months of the Named Executive Officer's annual base salary in effect on January 31, 2022, plus 100% of the Named Executive Officer's target annual bonus for fiscal year 2022, plus an additional $12,000

(4)	The amounts in this row reflect the estimated value of future premiums under our health and welfare benefit plans.
(5)
The amounts in this row reflect the value of accelerated vesting of stock options, RSUs, and PSUs. The value of accelerated vesting of stock options was calculated by multiplying the number of shares subject to accelerated vesting under outstanding stock options by the difference between $33.02, which was the closing market price per share of our common stock on January 31, 2022 (the last trading date before the end of our fiscal year), and the per share exercise price of the applicable accelerated stock option. The value of accelerated vesting of RSUs, and PSUs was calculated by multiplying the number of shares subject to accelerated vesting under RSU and PSU grants by $33.02, which was the closing market price per share of our common stock on January 31, 2022 (the last trading date before the end of our fiscal year). For PSUs, the performance conditions have been deemed satisfied based on actual achievement.

(6)
$11.6 million represents the accelerated vesting of 50% of the Named Executive Officer’s unvested stock options, RSUs and PSUs as of January 31, 2022.$23.3 million represents the accelerated vesting of 100% of the Named Executive Officer’s unvested stock options, RSUs, and PSUs as of January 31, 2022.

(7)
$0.2 million represents six months of the Named Executive Officer's annual base salary in effect on January 31, 2022. $0.7 million represents 12 months of the Named Executive Officer's annual base salary in effect on January 31, 2022, plus 100% of the Named Executive Officer's target annual bonus for fiscal year 2022.

(8)	Represents the accelerated vesting of 100% of the Named Executive Officer’s unvested stock options, RSUs and PSUs as of January 31, 2022.
(9)
$0.2 million represents six months of the Named Executive Officer's annual base salary in effect on January 31, 2022. $0.8 million represents 12 months of the Named Executive Officer's annual base salary in effect on January 31, 2022, plus 100% of the Named Executive Officer's target annual bonus for fiscal year 2022.

(10)
$0.2 million represents six months of the Named Executive Officer's annual base salary in effect on January 31, 2022. $0.5 million represents 12 months of the Named Executive Officer's annual base salary in effect on January 31, 2022, plus 100% of the Named Executive Officer's target annual bonus for fiscal year 2022.

(11)
Represents the accelerated vesting of 100% of the Named Executive Officer’s unvested stock options, RSUs and PSUs as of January 31, 2022, assuming a change in control transaction occurs and such awards are not assumed, substituted, continued or cancelled for a per-share amount payable to holders of common stock, less any applicable per-share exercise price payable upon exercise of such equity award, in connection with the transaction and such Named Executive Officer’s employment continues.

(12)
For Ms. Tejada, $1.1 million represents 12 months of the Named Executive Officer's annual base salary in effect on January 31, 2022, plus 100% of the Named Executive Officer's target annual bonus for fiscal year 2022, plus an additional $12,000. $23.3 million represents the accelerated vesting of 100% of the Named Executive Officer’s unvested stock options, RSUs and PSUs as of January 31, 2022.

(13)
For Ms. Tejada, $1.3 million represents 18 months of the Named Executive Officer's annual base salary in effect on January 31, 2022, plus 100% of the Named Executive Officer's target annual bonus for fiscal year 2022, plus an additional $12,000. Amounts for all Named Executive Officer’s include the accelerated vesting of 100% of the Named Executive Officer’s unvested stock options, RSUs and PSUs as of January 31, 2022.

(14)
As a result of Ms. Giamalis’ cessation of services in 2022 being “without cause,” she is eligible for the severance payments and benefits pursuant to the Severance Policy as described above under “Employment Agreements with our Named Executive Officers,” which include a lump sum cash amount equal to six months of her then-current annual base salary and premiums for certain COBRA benefits.

Pension Benefits

Aside from our 401(k) Plan, we do not maintain any pension plan or arrangement under which our Named Executive Officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any non-qualified deferred compensation plans or arrangements under which our Named Executive Officers are entitled to participate.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 31, 2022.

Compensation Committee
Zachary Nelson (Chair)
Sameer Dholakia
Rathi Murthy

*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10 K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.”

Employee Benefit and Stock Plans

2019 Equity Incentive Plan

Our Board adopted and our stockholders approved our 2019 Equity Incentive Plan, in March 2019. The 2019 Plan became effective in connection with our IPO and was amended in March 2022 (as amended, the “2019 Plan”). The 2019 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other stock awards, or collectively, stock awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors, and consultants, and the employees and consultants of our affiliates.

Plan Administration. Our Board, or a duly authorized committee of our Board, administers the 2019 Plan. Our Board may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards, and (2) determine the number of shares subject to such stock awards. Under the 2019 Plan, our Board has the authority to determine and amend the terms of awards, including (but not limited to) the recipients; the exercise, purchase, or strike price of stock awards, if any; the number of shares subject to each stock award; the fair market value of a share of our common stock; the vesting schedule applicable to the awards, together with any vesting acceleration; and the form of consideration, if any, payable upon exercise or settlement of the award. In addition, our Board also generally has the authority to effect, with the consent of any adversely affected participant, the reduction of the exercise, purchase, or strike price of any outstanding award; the cancellation of any outstanding stock award and the grant in substitution therefor of other awards, cash, or other consideration; or any other action that is treated as a repricing under generally accepted accounting principles.

Non-Employee Director Limitation.    The maximum number of shares of common stock subject to awards granted under the 2019 Plan or otherwise during any one calendar year to any non-employee director, taken together with any cash fees paid by us to the non-employee director during that year for service on our Board, will not exceed $750,000 in total value (calculating the value of the awards based on the grant date fair value for financial reporting purposes), or, with respect to the calendar year in which a non-employee director is first appointed or elected to our Board, $1,000,000.

Stock Options.    ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2019 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2019 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The maximum number of shares of our common stock that may be issued upon the exercise of ISOs under the 2019 Plan is equal to three times the aggregate number of shares initially reserved under the 2019 Plan.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our Board and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Corporate Transactions.    The 2019 Plan provides that in the event of certain specified significant corporate transactions including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding prior to such transaction are converted or exchanged into other property by virtue of the transaction )”each, a “Corporate Transaction”), each outstanding award will be treated as the plan administrator determines unless otherwise provided in an instrument evidencing the stock award or other written agreement between us and the award holder. The following will apply to stock awards in such event:

•stock awards may be assumed by a surviving corporation or acquiring corporation;
•if the surviving corporation or acquiring corporation (or its parent company) does not (a) assume or continue such outstanding stock awards, (b) substitute similar awards for such outstanding stock awards, or (c) cancel such outstanding stock awards for a per-share payment, in such form as may be determined by the Board, equal in value, at the effective time of the Corporate Transaction, to the value of property payable to the holders of Common Stock in connection with such Corporate Transaction and reduced, if applicable, for the per-share exercise price payable for such stock award, the vesting of such stock awards will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines;
•if surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding stock awards or substitute similar awards for such outstanding stock awards, then with respect to stock awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants (as defined in the 2019 Plan), such stock awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction, subject to certain conditions set forth in the 2019 Plan;
•in the event a stock award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the stock award (including, at the discretion of the Board, any unvested portion of such stock award), over (2) any exercise price payable by such holder in connection with such exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner in the event of a corporate transaction.

In the event of a change in control, awards granted under the 2019 Plan will not receive automatic acceleration of vesting and/or exercisability, although this treatment may be provided for in an award agreement or in any other written agreement between us and the participant. Under the 2019 Plan, a change in control generally will be deemed to occur in the event: (1) the acquisition by any a person or company of more than 50% of the combined voting power of our then outstanding stock; (2) a merger, consolidation, or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity; (3) a sale, lease, exclusive license, or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders; or (4) an unapproved change in the majority of our Board.

2019 Employee Stock Purchase Plan

Our Board adopted and our stockholders approved our 2019 Employee Stock Purchase Plan (the “ESPP”), in March 2019. The ESPP became effective in connection with our IPO.

The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees. In addition, the ESPP authorizes grants of purchase rights that do not comply with Section 423 of the Code under a separate non-423 component. In particular, where such purchase rights are granted to employees who are employed or located outside the United States, our Board may adopt rules that are beyond the scope of Section 423 of the Code.

Administration. Our Board has delegated its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our common stock on the first date of an offering, or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

Corporate Transactions. The ESPP provides that in the event of certain specified significant corporate transactions including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding prior to such transaction are converted or exchanged into other property by virtue of the transaction, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

2010 Stock Plan

Our Board adopted and our stockholders approved our 2010 Stock Plan, or the 2010 Plan, in September 2010. The 2010 Plan has been periodically amended, most recently in July 2018. The 2010 Plan provides for the grant of ISOs to our employees, any parent or certain of our subsidiary companies, and for the grant of NSOs and restricted shares to such employees, our directors, and to consultants engaged by us or any of our subsidiary companies. The 2010 Plan was terminated in connection with our IPO, and all outstanding awards granted under the 2010 Plan remain subject to the terms of the 2010 Plan.

Plan Administration. Our Board (referred to as the plan administrator for purposes of the 2010 Plan) administers and interprets the provisions of the 2010 Plan. Under the 2010 Plan, the plan administrator has the authority to, among other things, accelerate the vesting of awards and institute and determine the terms of an option exchange program under which outstanding stock options are exchanged for stock options with a lower exercise price or restricted stock or are amended to decrease the exercise price as a result of a decline in the fair market value of our common stock.

Stock Options and Restricted Shares. Stock options and restricted shares granted under the 2010 Plan generally have terms similar to those described above with respect to stock options and restricted shares granted under the 2019 Plan.

Corporate Transactions. In the event of a sale of all or substantially all of our assets or a merger, consolidation, or other capital reorganization or business combination of us with or into another corporation, entity, or person, each outstanding option shall either be assumed or an equivalent option or right shall be substituted or terminated in exchange for a payment of cash or other property with respect to vested options, and such payment will be equal to the difference between the exercise price and the fair market value of the portion of the optioned stock. In the event the option is not assumed, substituted, or exchanged, then each such stock option shall terminate upon the consummation of the foregoing corporate transaction.
401(k) Plan
We maintain a tax-qualified defined contribution retirement plan under Section 401(k) of the Internal Revenue Code that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax and/or post-tax basis, up to the statutory annual limits on contributions under the Code. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Participants are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Our 401(k) plan provides for discretionary matching of employee contributions. For Fiscal 2022, implemented an employer matching contribution of one percent (1%) of each participant’s employee contributions of at least one percent (1%) of eligible compensation through December 31, 2021. Effective January 1, 2022, the employer matching contribution was increased to two percent (2%) of each participant’s employee contributions of at least two percent (2%) of eligible wages during the period as defined in the 401(k) Plan.
Equity Compensation Plan Information
The following table provides information as of January 31, 2022 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	8,375,866	$9.28	23,047,743
Equity compensation plans not approved by stockholders	—	—	—
Total	8,375,866		23,047,743
(1)The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of restricted stock units, since restricted stock units have no exercise price.
(2)Includes our 2010 Plan, 2019 Plan and our ESPP. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2010 Plan and the 2019 Plan will be added back to the shares of common stock available for issuance under the 2019 Plan. We no longer make grants under the 2010 Plan. Our 2019 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each February 1, beginning on February 1, 2020, by 5% of the outstanding number of shares of our common stock on the immediately preceding January 31 or such lesser number of shares as determined by our compensation committee. The ESPP provides that the number of shares reserved and available for issuance will automatically increase each February 1, beginning on February 1, 2020, by the lesser of 1,850,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding January 31, or such lesser number of shares as determined by our compensation committee. On February 1, 2022, the number of shares available for issuance under our 2019 Plan and our ESPP increased by 4,337,919 shares and 867,583 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

ADDITIONAL COMPENSATION MATTERS

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are disclosing the following information about the relationship of the median of the annual total compensation of all our employees (other than our CEO), and the annual total compensation of our CEO, Ms. Tejada, for fiscal 2022.

CEO Pay Ratio for Fiscal 2022

•The median of the annual total compensation of all our employees, excluding our CEO, was $232,212;
•The annual total compensation of our CEO, as reported in the Summary Compensation Table for Fiscal Year 2022 included in this Proxy Statement, was $13,268,568; and
•The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 57 to 1.

This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

Methodology

The methodology and the material assumptions, adjustments and estimates used to identify the median of the annual total compensation of all our employees were based on the following:

Our median employee was identified from all full-time, part-time, seasonal, and temporary employees as of January 31, 2022, the last day of our fiscal year (other than our CEO). As of January 31, 2022, we and our consolidated subsidiaries employed approximately 966 individuals. We did not include any contractors or other non-employee workers in our employee population.

To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s (i) base salary or gross wages paid, (ii) bonuses and cash incentives paid, and (iii) the grant date fair value, calculated in accordance with ASC Topic 718, of equity awards granted, in each case during the period from February 1, 2021 through January 31, 2022, which compensation measure was consistently applied. Amounts under items (i) and (ii) above were annualized for any permanent employees who commenced work during 2022. We annualized the base salary or wages of all permanent (full-time and part-time) employees who were employed by us for less than the entire calendar year. We selected the foregoing compensation elements because they represented our principal broad-based compensation elements.

Compensation not paid in U.S. dollars was converted to U.S. dollars using the foreign exchange rates in effect as of January 31, 2022.

Calculation

Once we identified our median employee using the aforementioned methodology, we then calculated the annual total compensation of this employee for fiscal 2022 in accordance with the requirements of the Summary Compensation Table for Fiscal Year 2022.

We determined our CEO’s annual total compensation for fiscal 2022 as reported in our 2022 Summary Compensation Table for Fiscal Year 2022.

The SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, therefore the pay ratio reported by other companies may not be comparable to our pay ratio. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2022 (or as of the date otherwise indicated below) by: (i) each director and nominee for director; (ii) each of the executive officers named in “Executive Compensation—Summary Compensation Table for Fiscal Year 2022; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.
We have based percentage ownership of our common stock on 87,359,232 shares of our common stock outstanding as of March 31, 2022.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o PagerDuty, Inc., 600 Townsend St., Suite 200, San Francisco, CA 94103.

	Common Stock
Name of Beneficial Owner	Number	Percentage
5% Stockholders
ARK Investment Management LLC(1)	10,020,916	11.0%
BlackRock, Inc.(2)	8,004,118	9.0%
The Vanguard Group, Inc.(3)	6,703,359	8.0%
Nikko Assent Management Americas, Inc.(4)	6,178,820	7.0%
Named Executive Officers and Directors
Jennifer Tejada(5)	3,728,313	4.3%
Howard Wilson(6)	760,957	*
David Justice(7)	95,345	*
Stacey Giamalis(8)	321,356	*
Alex Solomon	2,724,351	3.1%
Sameer Dholakia	11,695	*
Alec Gallimore	4,387	*
Elena Gomez(9)	210,637	*
Rathi Murthy(10)	152,047	*
Zachary Nelson	301,625	*
Bonita Stewart	3,415	*
All directors and executive officers as a group(11) (11 persons)	8,314,128	8.7%
______________
*    Represents beneficial ownership of less than 1%.

(1)    Based upon the information provided by ARK Investment Management LLC (“ARK”) in a Schedule 13G/A filed on February 9, 2022. According to the filing, ARK has sole voting power with respect to 8,767,550 shares of common stock, shared voting power over 932,948 shares of common stock, sole dispositive power over 10,020,916 shares of common stock, and no shared dispositive power. The principal business address of ARK is 3 East 28th Street, 7th Floor, New York, NY 10016.
(2)    Based upon the information provided by BlackRock, Inc. (“BlackRock”) in a Schedule 13G/A filed on February 7, 2022. According to the filing, BlackRock has sole voting power with respect to 7,576,834 shares of common stock, sole dispositive power over 8,004,118 shares of common stock and no shared voting or dispositive power. The principal business address of BlackRock, Inc. 55 East 52nd Street, New York, NY 10055.
(3)    Based upon the information provided by The Vanguard Group, Inc. (“Vanguard”) in a Schedule 13G filed on February 10, 2022. According to the filing, Vanguard has shared voting power over 152,556 shares of common stock, sole dispositive power over 6,492,104 shares of common stock, shared dispositive power with respect to 211,255 shares of common stock, and no sole voting power. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)    Based upon the information provided by Nikko Asset Management Americas, Inc. (“Nikko Americas”) in a Schedule 13G filed on February 14, 2022. According to the filing, Nikko Americas has shared voting power with respect to 4,174,594 shares of common stock and shared dispositive power over 6,178,820 shares of common stock, and no sole voting or dispositive power. The principal business address of Nikko Americas is 605 Third Avenue, 38th Floor, New York, NY 10158. According to a Schedule 13G filing filed on February 4, 2022, Sumitomo Mitsui Trust Holdings, Inc. (“SMTH”) and Nikko Asset Management Co., Ltd. (“Nikko”) each have shared voting and dispositive power over the shares beneficially owned by Nikko Americas. The Schedule 13G/A contained information as of December 31, 2021 and may not reflect current holdings of our common stock. The principal business address of SMTH is 1-4-1 Marunouchi, Chiyoda-ku, Tokyo 100-8233, Japan, and the principal business address of Nikko is Midtown Tower, 9-7-1 Akasaka, Minato-ku, Tokyo 107-6242, Japan.
(5)    Consists of (i) 88,964 shares each held indirectly by Jennifer Tejada, as Trustee of the Tejada 2020 Grantor Retained Annuity Trust - I and Jennifer Gail Tejada, as Trustee of the Tejada 2020 Grantor Retained Annuity Trust - II, (ii) 72,072 shares held indirectly by Jennifer Tejada, as Trustee of the

Langford Isand Trust (iii) 3,261,874 shares subject to options exercisable within 60 days of March 31, 2022, and (iv) 57,913 shares issuable upon the settlement of RSUs and PSUs releasable within 60 days of March 31, 2022
(6)    Consists of(i) 631,164 shares subject to options exercisable within 60 days of March 31, 2022, and (ii) 22,400 shares issuable upon the settlement of RSUs and PSUs releasable within 60 days of March 31, 2022.
(7)    Consists of (i) 23,904 shares subject to options exercisable within 60 days of March 31, 2022, and (ii) 28,726 shares issuable upon the settlement of RSUs and PSUs releasable within 60 days of March 31, 2022.
(8)    Consists of (i) 268,244 shares subject to options exercisable within 60 days of March 31, 2022, and (ii) 8,441 shares issuable upon the settlement of RSUs and PSUs releasable within 60 days of March 31, 2022.
(9)    Consists of 204,306 shares subject to options exercisable within 60 days of March 31, 2022, all of which are fully vested as of such date.
(10)    Consists of 148,881 shares subject to options exercisable within 60 days of March 31, 2022, all of which are fully vested as of such date.
(11)    Consists of (i) 8,314,128 shares owned by our current executive officers and directors, (ii) 4,538,373 shares subject to options exercisable within 60 days of March 31, 2022 and (iii) 117,480 shares issuable upon the settlement of RSUs and PSUs releasable within 60 days of March 31, 2022.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during the year ended January 31, 2022, except for one late Form 4 filing by each of Mr. Gallimore, Ms. Gomez, Mr. Dholakia, Ms. Murthy, and Mr. Nelson due to internal staffing transitions and one late Form 4 filing by Mr. Solomon relating to a transfer to a trust, which filing was late due to an administrative oversight.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related Person Transactions Policy and Procedures
We maintain a written related-person transaction policy (the “Related-Person Transaction Policy”) that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not considered related party transactions under this policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to such related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship would not be considered a related party transaction under this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the Related-Person Transaction Policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things: all of the parties to the transaction; the material facts of the proposed transaction; the interests, direct and indirect, of the related persons; the purpose of the transaction; the benefits to us of the transaction; whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally; and management’s recommendation with respect to the proposed transaction. Under the Related-Person Transaction Policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the Related-Person Transaction Policy.
In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related-person transactions, the Audit Committee, or other independent body of the Board, will take into account the relevant available facts and circumstances including, but not limited to:
•the risks, costs and benefits to the Company;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The Related-Person Transaction Policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as the Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.
Certain Related-Person Transactions
The following is a summary of transactions since February 1, 2021, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the sections titled “Executive Compensation” and “Director Compensation—Non-Employee Director Compensation.”
Transactions with Zendesk, Inc.

We entered into a master service agreement with Zendesk, Inc., or Zendesk, in October 2015. Pursuant to the agreement, we recognized revenue from Zendesk of approximately $505,000 in fiscal year 2022. Elena Gomez, a member of our Board, was the Chief Financial Officer of Zendesk until May 2021.

Transactions with Verizon Media
We entered into a master service agreement with Verizon Media in April 2016. Pursuant to the agreement, we recognized revenue from Verizon Media of approximately $1,491,000 in fiscal year 2022. Rathi Murthy, a member of our Board since March 2019, was the Chief Technology Officer of Verizon Media until May 2021.
Transactions with Expedia Group
We entered into a master service agreement with Expedia Group in June 2016. Pursuant to the agreement, we recognized revenue from Expedia Group of approximately $1,024,000 in fiscal year 2022. Rathi Murthy, a member of our Board since March 2019, is the Chief Technology Officer of Expedia Group since June 2021.
Equity Grants to Directors and Executive Officers
We have granted options and RSUs and PSUs to certain of our directors and executive officers. For more information regarding the stock awards granted to our directors and Named Executive Officers, see “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management.”
Employment Agreements
We have entered into offer letter agreements or employment agreements with certain of our executive officers. For more information regarding these agreements with our Named Executive Officers, see “Executive Compensation—Employment, Severance and Change in Control Agreements.”
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit
This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our amended and restated bylaws also provide our Board with discretion to indemnify our other officers and employees when determined appropriate by our Board. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. With certain exceptions, these agreements provide for indemnification for related expenses (including, among other things, attorneys’ fees), judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are PagerDuty stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or PagerDuty. Direct your written request to PagerDuty, Inc., Investor Relations, 600 Townsend St., Suite 200, San Francisco, California 94103. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Jennifer Tejada
Chief Executive Officer
May 3, 2022
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Our Annual Report and this Proxy Statement are posted on our website at https://investor.pagerduty.com and are available from the SEC at its website at www.sec.gov. A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended January 31, 2022 is available without charge upon written request to: Secretary, PagerDuty, Inc., 600 Townsend St., Suite 200, San Francisco, California 94103.

PagerDuty

PAGERDUTY, INC.
600 TOWNSEND STREET, SUITE 200
SAN FRANCISCO, CA 94103

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class III directors for terms expiring at our 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Elena Gomez 02 Zachary Nelson 03 Bonita Stewart

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000568629_1 R1.0.0.24